Exhibit 10.1
IN STRICTEST CONFIDENCE

AGREEMENT
for the sale and purchase in PROJECT GAME

DATED 14 November 2007
GUYMONT SERVICES SA
- and -
MAD CATZ INTERACTIVE, INC

AGREEMENT
for the sale and purchase of
the entire issued share capital of
WINKLER ATLANTIC HOLDINGS LIMITED

INDEX

1.	INTERPRETATION		1
	1.1	Definitions	1
	1.2	Interpretation	7

2.	SALE AND PURCHASE		8
	2.1	Agreement	8
	2.2	Severability	9

3.	CONSIDERATION		9
	3.1	Definitions	9
	3.2	Amount of the Consideration	10
	3.3	Form of Consideration	10
	3.4	Payment of the Consideration	10
	3.5	Completion Accounts and Calculation of the Consideration	10
	3.6	Adjustment Payments	13
	3.7	Payments	13
	3.8	Interest	14

4.	COMPLETION		14
	4.1	Completion Venue and Time	14
	4.2	Completion Events and Obligations of the Parties	14
	4.3	Completion Matters Inter-Conditional	14

5.	WARRANTIES		14
	5.1	Warranties and Tax Covenant	14
	5.2	Limitations	14
	5.3	Non-Disclosed Information	15
	5.4	Set-off of Claims	15
	5.5	Mutual Warranties	18

6.	MATTERS AFTER COMPLETION		19
	6.1	Further Assurance	19
	6.2	Information	19
	6.3	Use of Facilities	19
	6.4	Discharge of Relevant Commitments	20
	6.5	Domain Names	20
	6.6	Name Change	21
	6.7	Tax and Accounts Undertakings	21

7.	RESTRICTIONS ON VENDOR		22
	7.1	Trustee Covenant	22
	7.2	Benefit of Trustee Covenant	23
	7.3	Consideration	23
	7.4	Governance Matters	23

8.	RESOLUTION OF CLAIMS AND DISPUTES		23
	8.1	Notification	23
	8.2	Discussion of Claim	23
	8.3	Mediation	24
	8.4	Legal Proceedings	24

9.	GENERAL		24
	9.1	Costs	24
	9.2	Assignment	24

	9.3	Successors	24
	9.4	Collateral Agreements and Variations	25
	9.5	Continuing Effect	25
	9.6	Non-Waiver	25
	9.7	Circulars and Announcements	26
	9.8	Previous Agreements	26
	9.9	Counterparts	26
	9.10	Fraud	26
	9.11	Contracts (Rights of Third Parties) Act 1999	26
	9.12	Notices	27
	9.13	Service of Proceedings	28
	9.14	Appointment of Agent	28
	9.15	Governing Law and Jurisdiction	28

10.	INDEMNITIES		29
	10.1	Undertaking to Indemnify	29
	10.3	Limitations	29

SCHEDULE 1			31
	Clause 1.1: Part I: Information concerning the Company		31
	Clause 1.1: Part II : Information concerning the Subsidiaries		32

SCHEDULE 2			35
	Part 1 — What the Trustee shall deliver to the Purchaser at Completion		35
	Part 2 — Matters for the board meetings at Completion		36

1.	OBLIGATIONS OF THE PURCHASER		36

SCHEDULE 3			38
	Clause 5.1: Warranties by the Warrantor		38

1.	PRELIMINARY		38
	1.1	Definitions	38
	1.2	Disclosures	38
	1.3	Warrantor’s claims against the Companies	38
	1.4	Independence of Warranties	38
	1.5	Application of Warranties	38
	1.6	Warranties	39

2.	COMPANIES INFORMATION		39
	2.1	Incorporation, Constitution and Statutory Matters	39
	2.2	Share Capital and Shares	40
	2.3	Encumbrance on Shares	40
	2.4	Ownership of Shares and Branches	40
	2.5	Redemption of Shares and Financial Assistance	41
	2.6	Distributions	41

3.	ACCOUNTS AND RECORDS		41
	3.1	Contents of Accounts	41
	3.2	Stock and Work in Progress	41
	3.3	Debts	41
	3.4	Management Accounts	42
	3.5	Books and Records	42
	3.6	Accounting Controls and Procedures	42

4.	FINANCIAL MATTERS		43
	4.1	Financial Facilities	43
	4.2	Encumbrances	43
	4.3	Guarantees for the Companies	43
	4.4	Insolvency	43

5.	REAL PROPERTY		43
	5.1	Identity and Information	43
	5.2	Title	44
	5.3	Possession	44
	5.4	Adverse Leases and Rights of Occupation	44

6.	PHYSICAL ASSETS		44
	6.1	Ownership	44
	6.2	Leasing and Hire Purchase	44
	6.3	Condition	45

7.	CONDUCT OF BUSINESS		45
	7.1	Business Since the Accounts Date	45
	7.2	Authorisations and Approvals	45
	7.3	Absence of Legal Proceedings	46
	7.4	Public Obligations	46
	7.5	Defective Products	46
	7.6	Orders and Judgments	47
	7.7	Contractual Characteristics	47
	7.8	Agency Distributorship and Similar Arrangements	48
	7.9	Material Contracts	48
	7.10	Adverse Matters	49
	7.11	Insurance	49
	7.12	Legal Documents	50
	7.13	Health & Safety	50
	7.14	Improper Practices	50

8.	EMPLOYMENT MATTERS		51
	8.1	Employment Particulars	51
	8.2	Termination of Employment	51
	8.3	Disputes with Employees	51
	8.4	Employee Claims	51
	8.5	Incentive Schemes	52
	8.6	Long-Term Contracts	52
	8.7	Trade Unions	52
	8.8	Industrial Action	52

9.	PENSIONS		53
	9.1	Benefit Obligations	53
	9.2	Disclosed Schemes	53
	9.3	Administration	54
	9.4	Documentation	54
	9.5	No Litigation or Complaints	54

10.	TAXATION		54
	10.1	Submission of Returns	54
	10.2	Submission of Claims	54
	10.3	Payment of Tax Due	54
	10.4	Penalties and Interest	54
	10.5	Deduction of Tax	54

	10.6	Back Duty Claims	55
	10.7	Assets held by the Companies	55
	10.8	Company not a US Controlled Foreign Corporation	55
	10.9	Management and Control	55
	10.10	Residence	55
	10.11	Vendor’s Responsibility for Tax	55
	10.12	US Real Property Holding Corporation	55

11.	INTELLECTUAL PROPERTY		55
	11.1	Details of Intellectual Property	55
	11.2	Licences	55
	11.3	Ownership	56
	11.4	Rights Required	56
	11.5	Validity and enforceability	56
	11.6	Business Name	56
	11.7	Software	56
	11.8	Omission	57
	11.9	Infringement	57
	11.10	Agreement and licences	57
	11.11	Change of Control	57
	11.12	Infringement and royalties	57

12.	INFORMATION TECHNOLOGY		58
	12.1	Definition	58
	12.2	Owners of IT System	58
	12.3	Elements of IT System	58
	12.4	Disaster Recovery Plan	58
	12.5	Dates	58
	12.6	Currencies	59

13.	DATA PROTECTION		59

14.	ENVIRONMENTAL MATTERS		59
	14.1	Breach of Legislation	59
	14.2	Litigation	59
	14.3	Hazardous Substances	59
	14.4	Authorisations	59
	14.5	Authorisations withdrawn	59

15.	GENERAL		60

SCHEDULE 4			61
	Tax Covenant		61

1.	INTERPRETATION		61
	1.1	Definitions and Rules of Interpretation	61
	1.2	Status of definitions and rules of interpretation in this Agreement	62
	1.3	Further Interpretation	62

2.	COVENANT TO PAY		63

3.	EXCLUSIONS		63
	3.1	Specific Exclusions	63
	3.2	Other Limitations	65

4.	AMOUNT OF LIABILITY FOR TAX		65
	4.1	Determination of Liability	65
	4.2	Actual Payments	65
	4.3	Purchaser’s Relief	65
	4.4	Loss of Relief	65
	4.5	Repayments	65

5.	TIME FOR PAYMENT		65
	5.1	Due Date	65
	5.2	Actual Payments	65
	5.3	Reliefs	66
	5.4	Notice	66
	5.5	Interest	66

6.	OVER-PROVISIONS, RELIEFS ETC		66
	6.1	Over-Provisions	66
	6.2	Reliefs	66
	6.3	The Relevant Amount	67
	6.4	Auditors Review	67
	6.5	Adjustment of Relevant Amount	67
	6.6	Auditors’ Certificate	67

7.	RECOVERY FROM OTHER PERSONS		68

8.	CONDUCT OF CLAIMS		68
	8.1	Purchaser to notify claims	68
	8.2	Purchaser to take action	68
	8.3	Purchaser at liberty to admit etc	69
	8.4	Indemnity for costs	69

9.	TAX ON PAYMENTS BY VENDOR OR PURCHASER		69
	9.1	No Deduction	69
	9.2	Gross-up	70

10.	COUNTER INDEMNITY		70
	10.1	Meaning of “Warrantor”	70
	10.2	Purchaser’s Covenant	70
	10.3	Provisions of this Schedule to apply in respect of Purchaser’s Covenant	70

11.	TAX RETURNS		70
	11.1	Preparation of tax returns for periods ended on or before Accounting Date	70
	11.2	Submission of tax returns	71
	11.3	Conduct of matters relating to tax returns	71
	11.4	Access to books, accounts etc.	71
	11.5	Accounting period current at Completion	71
	11.6	Paragraph 8 (Conduct of Claims) to take precedence	72

12.	GENERAL		72

SCHEDULE 5			73
	Clause 5.1 : Limitations on Claims		73

1.	LIMITATION OF LIABILITY		73
	1.1	Time Limitations	73
	1.2	Exclusion of Limitation Acts	73
	1.3	Minor Claims	73

	1.4	Materiality Threshold	73
	1.5	Maximum Aggregate Liability	74
	1.6	No Claim for Breach	74

2.	MULTIPLE RECOVERY		74
	2.1	Receipts from Third Parties	74
	2.2	Repayment to Warrantor	75
	2.3	Satisfaction of Claims	75
	2.4	No Double Recovery	75
	2.5	Tax Losses	75

3.	REDUCTION IN CONSIDERATION		75

4.	GENERAL PROTECTIONS		75
	4.1	Mitigation	75
	4.2	Contingent Liabilities	76
	4.3	Overriding Effect	76
	4.4	Conduct of Claims	76
	4.5	Rights of Subrogation	77
	4.6	Insurance	77
	4.7	Over Provisions	78

5.	TRUSTEE PROVISIONS		78
	5.1	Limitation to Trust Assets	78
	5.2	Prohibition on Trust Distributions	79
	5.3	Disposals after Receipt of Claim	79
	5.4	Permitted Distributions to Beneficiaries	79
	5.5	Prohibited Acts	80
	5.6	Obligations in respect of New Trustees	80
	5.7	Restriction on Retirement as Trustee	80
	5.8	Release of Retiring Trustee	81
	5.9	Expiry of Obligations	81
	5.10	Actions with Purchaser’s Consent	81

SCHEDULE 6			82
	Clause 5.1: Warranties by the Purchaser		82

1.	PRELIMINARY		82

2.	WARRANTIES		82
	2.1	Incorporation and Status	82
	2.2	Constitutional Documents	82
	2.3	Share Capital	82
	2.4	Entitlement to Issue of Securities	82
	2.5	Accounts	82
	2.6	Insolvency	83
	2.7	Title to Assets	83
	2.8	Infringement of Intellectual Property Rights	83
	2.9	Continuance of Intellectual Property Rights	83
	2.10	Authorisations and Approvals	83
	2.11	Absence of Legal Proceedings	84
	2.12	Public Obligations	84
	2.13	Orders and Judgments	84
	2.14	Public body investigations	84
	2.15	Payment of Taxes	84
	2.16	Purchaser Claim Understanding	84

SCHEDULE 7	85
The Properties	85

SCHEDULE 8	88
Agreed Form Documents	88

SCHEDULE 9	89
Clauses 1.1 and 6.5 : Relevant Commitments	89

SCHEDULE 10	90
Clause 6.6 : Domain Names	90

SCHEDULE 11	91
Company Intellectual Property	91

THIS AGREEMENT is made on 14 November 2007
BETWEEN:
(1)	GUYMONT SERVICES SA as trustee of The Winkler Atlantic Trust c/o: HSBC Guyerzeller Trust Company AG Splugenstrasse 6 CH-8027 Zurich Switzerland (“the Trustee” or “the Vendor”); and
(2)	MAD CATZ INTERACTIVE, INC a company incorporated and existing under the laws of Canada with incorporation no. 294869-9 having its registered office at Brookfield Place 181 Bay Street Suite 2500 Toronto Ontario M5J 2T7 (“MCZ” or “the Purchaser” which terms shall include its assigns)
WHEREAS:
(A)	The Trustee is the registered holder of the entire issued share capital of the Company

(B)	The Company is the beneficial owner of the entire issued share capital of each of the Subsidiaries

(C)	It has been agreed that the Trustee should sell and MCZ should purchase all the issued shares in the capital of the Company upon the terms and conditions herein contained
NOW IT IS AGREED that:
1.	INTERPRETATION

1.1	Definitions

In this Agreement including its recitals and (save as otherwise defined in sub-paragraph 1.1 of Schedule 3 or of Schedule 4) its schedules:

“the Accounts Date”	means 28 February 2007;

“the Accounting Policies”	means the accounting policies of the Company applied in the Accounts for the year ended on the Accounts Date as stated therein;

“the Accounting Principles”	means generally accepted accounting principles applicable to the Companies as at the date of this Agreement in the respective jurisdictions in which the Companies are incorporated (and for avoidance of doubt, not International Financial Reporting Standards);

“the Accounts”	means the respective individual balance sheets, profit and loss accounts and cash flow statements of the Companies at and for the financial year ended on the Accounts Date (including the notes thereto and the directors’ and auditors’ reports thereon or attached thereto) which (in the case of the Company) are unaudited and (in the case of the Subsidiaries) are audited;

“agreed form”	any reference herein to a document being “in agreed form” means that document in terms agreed by the parties or on their behalf and initialled by them or on their behalf for identification;

“Associate”	means any person which is an associate of the person concerned within the meaning of section 435 Companies Act 2006;

“aware”	means known to any of Eric Winkler, David Inwood, Stephen Roston, Bill McMahon, Stefan Wöger, Andrew Young and BC Yu (Bing);

“Cash Consideration”	means the part of the Consideration payable in cash pursuant to clause 3.3.2, as finally determined pursuant to clause 3.5

“Claim”	means any claim by the Purchaser:

(a) for breach of or any inaccuracy in any of the Warranties;

(b) under the Tax Covenant;

(c) for breach of any covenant or agreement of the Trustee under this Agreement or any other Transaction Document;

(d) for any failure of the Trustee to transfer to the Purchaser free from Encumbrance the Shares;

“the Code”	means the United States Internal Revenue Code of 1986, as amended

“the Companies”	means the Company and the Subsidiaries;

“the Companies Acts”	means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006 as the same have from time to time been amended and are now in force;

“the Company”	means Winkler Atlantic Holdings Limited, the company of which details are set out in Part 1 of Schedule 1;

“Completion”	means actual completion of the sale and purchase hereunder;

“Completion Accounts”	means the accounts prepared pursuant to clause 3.5 which have become final and conclusive as therein provided;

“the Consideration”	means the aggregate consideration payable hereunder for all the Shares;

“the Consideration Notes”	means the 7.5% Convertible Unsecured Loan Notes 2010 in agreed form and so entitled to be issued as part of the Consideration pursuant to clause 3.3.1;

“Disclosed”	means fairly disclosed so as to identify the nature and, to the extent known, the scope of the matter Disclosed in or under the Disclosure Letter;

“the Disclosure Letter”	means the letter written by the Vendor to the Purchaser of even date herewith and described as such and includes the bundle of documents referred to therein as the Disclosure Bundle;

“Dollars” and “$”	means US Dollars, the lawful currency of the United States of America;

“the Effective Time”	means close of business on 18 November 2007;

“Encumbrance”	means any mortgage, charge, lien, pledge, security, option, right to acquire, equity or other encumbrance or adverse interest whatsoever or commitment to constitute any of the same;

“Environmental Claim”	means any public or private claim, notice of violation, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise) by any person or authority, relating to any Environmental Matter and any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law;

“Environmental Law”	includes all or any law, statute, rule, regulation, treaty, directive, direction, by-law, code of practice, circular,

guidance note, order, notice, demand, decision of the courts, code of practice and guidance notes which are legally binding and in force as at the date of this Agreement or anything like any of the foregoing of any governmental authority or agency or any regulatory body or any other government or private court, tribunal, alternative dispute resolution system, arbitration panel, special prosecutor or investigating committee or any other body whatsoever in any jurisdiction or the European Union relating to Environmental Matters applicable for the time being to any of the Companies and/or the business carried on by any of the Companies;

“Environmental Licence”	means any permit, licence, authorisation, consent, certificate, regulatory plan, compliance schedule or other approval obtained or which ought to have been obtained at any time by any of the Companies and/or in relation to the business carried on by any of the Companies pursuant to any Environmental Law;

“Environmental Matters”	means any of the following:

(a)     any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, emission, discharge, release, creation, storage or manufacture of any noxious or hazardous item (whether solid, liquid or gas) likely to cause harm to man or to the natural or built environment;

(b) any nuisance, noise, defective premises, health and safety at work or elsewhere;

(c)     the pollution, conservation or protection of the environment (which includes natural resources whether pertaining to life or not, such as air, water, soil, fauna and flora and the interactions between the same factors and also the built environment) or of man or any living organisms supported by the environment or any other matter whatsoever affecting the environment or any part of it;

“Guarantee”	means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any third party and whether given directly or by way of counter-indemnity to any third party who has provided a Guarantee;

“Initial Payment”	means the sum of $14,956,000 payable on account of the Cash Consideration pursuant to clause 3.4.1;

“Intellectual Property”	means:

(a) all know-how, trade secrets, expertise, technological information, data, formulae, designs, processes, specifications and other knowledge and information;

(b) all drawings, writings and other papers, computer programs and other tangible and non-tangible manifestations of any items referred to in paragraph (a) of this definition;

(c) (i) copyrights and copyrightable works and registrations and applications for registration thereof,

(ii) patents, patent applications and patent disclosures and inventions,

(iii) trade marks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof,

(iv) mask works and registrations and applications for registration thereof,

(v) software,

(vi) Internet websites and domain names and rights pertaining thereto,

(vii) registered designs, design rights; and other protection for or relating to the foregoing; and

(d) all claims and rights in or arising from the foregoing;

“the Management Accounts”	means the unaudited consolidated balance sheet, the unaudited consolidated profit and loss account and the unaudited cash flow statement of the Company and the Subsidiaries (including, in each case, any notes thereon) for the half-year ended on 30 September 2007 (a copy of which is attached to the Disclosure Letter);.

“Net Working Capital”	has the meaning assigned to it in clause 3.1.6;

“person”	includes any legal or natural person, partnership, trust, company, government, local or public authority department or other body or association of persons (whether corporate or unincorporated);

“the Properties”	means the premises described in Schedule 7, for the interest therein described;

“Purchaser Group”	means MCZ, any subsidiary of MCZ for the time being, any holding company of MCZ for the time being (if any) and any subsidiary for the time being of any such holding company, but shall not include any of the Companies;

“the Purchaser’s Solicitors”	means The Needle Partnership LLP (UK) of 6 Allerton Park Chapel Allerton Leeds LS7 4ND and Durham Jones & Pinegar, P.C. of 192 E 200 N Third Floor St. George Utah 84770 USA ;

“the Relevant Commitments”	means the Guarantees described in Schedule 9 that have been given for or in relation to any obligation of any of the Subsidiaries);

“the Shares”	means all the shares in the capital of the Company in issue or which have been agreed (whether contingently or otherwise) to be issued;

“the Subsidiaries”	means the companies details of which are set out in Part II of Schedule 1;

“Tax”	means any liability to any form of taxation or other financial duty, levy, withholding or impost of any kind and of any jurisdiction and whether of a supra-national, national, regional, municipal or other public authority and all sums paid in respect thereof by way of deduction, in advance or otherwise and all fines, penalties, charges, costs and interest incidental or relating thereto but so that “Tax” shall not include any liability to any Tax Authority in respect of the occupation or right of occupation of any immoveable property;

“Tax Authority”	means any fiscal or revenue authority of any jurisdiction empowered to impose, assess and/or collect Tax;

“the Tax Covenant”	means the provisions of Schedule 4 and the obligations of the Warrantor thereunder;

“Tax Warranties”	means the warranted statements contained in paragraph 10 of Schedule 3;

“Transaction Documents”	means this Agreement and all documents which are in agreed form and all documents which are required by the terms of this Agreement or any such document to be entered into by the parties or any of them and all other documents entered into by the parties or any of them in connection with this Agreement or any such document;

“the Trust”	means the Winkler Atlantic Trust;

“the Vendors’ Representative”	means Stephen Alexander Roston or such other person as from time to time the Vendor by written notice to the Purchaser has appointed as Vendor’s Representative in place of the previous appointee;

“the Vendor’s Solicitors”	means Laytons at Carmelite 50 Victoria Embankment London EC4Y 0LS;

“the Warranties”	means the warranted statements by the Warrantor in Schedule 3;

“the Warrantor”	means the Trustee;

“Working Day”	means a day not being a Saturday, Sunday or public holiday in London, England or San Diego, California
1.2	Interpretation

In this Agreement:
1.2.1	Part 38 Companies Act 2006 shall apply for the purposes of interpretation save in respect of the Tax Warranties, the Tax Covenant and otherwise as herein expressly provided to the contrary

1.2.2	References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modifications) and any statutory instruments issued pursuant to them, to the extent that such amendment, re-enactment or statutory instrument does not change the law in force as at the date of this Agreement

1.2.3	Each gender includes each other gender and (except in relation to “Company” and “Companies”) the singular the plural and vice versa

1.2.4	Clause and Schedule headings shall be ignored in interpretation

1.2.5	References to clauses, sub-clauses, paragraphs, recitals, schedules and annexes are to the same of or to this Agreement unless otherwise expressly stated

1.2.6	Any reference to this Agreement or any of the Transaction Documents or other document or to any specified provision of the same is to the same as in force for the time being and as varied from time to time in accordance with the terms of the same or with the agreement of the relevant parties

1.2.7	Where any period is prescribed in this Agreement as being “from”, “after” or “following” a date or event, that period shall commence on the day following that date or event and shall end at midnight on the last day of the period so specified

1.2.8	The words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider interpretation is possible

1.2.9	Any reference to a term or concept in English law (including without limitation those for any action, remedy, dissolution, insolvency, method of judicial proceeding, document, statute, court official, governmental authority or agency) shall in the context of any jurisdiction other than England be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction

1.2.10	References to dates and times are references to such date and time in London England unless otherwise stated
2.	SALE AND PURCHASE

2.1	Agreement

The Trustee with full title guarantee shall sell and MCZ shall purchase on the terms of this Agreement, and with effect from Completion, the entire legal and beneficial ownership of and in the Shares free from Encumbrance and together with all rights now or thereafter attaching thereto including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement
2.2	Severability

The Purchaser shall not be entitled nor obliged to complete its purchase of some of the Shares hereunder if the sale and purchase of all the Shares is not completed simultaneously in accordance with the terms hereof

3.	CONSIDERATION

3.1	Definitions

In this clause 3:
3.1.1	“Borrowings” means the principal amount owing by any of the Companies at the Effective Time of monies borrowed by any of the Companies from any person other than another of the Companies;

3.1.2	“Cash” means any of the following held at the Effective Time by or to the account of any of the Companies:
(a)	any credit balance on any account with any bank or other financial institution;

(b)	any monies on deposit with any bank or other financial institution;

(c)	cash in hand
3.1.3	“the Completion Accounts Items” means the Borrowings, the Cash, the Cash Consideration, the Consideration, the Consolidated Current Assets, the Consolidated Current Liabilities, the Net Working Capital and the Retention Payment Amount;

3.1.4	“the Consolidated Current Assets” means those consolidated assets of the Companies viewed as a group at the Effective Time which fall to be treated as current assets in accordance with the Accounting Policies and the Accounting Principles, but excluding and disregarding Cash;

3.1.5	“the Consolidated Current Liabilities” means those consolidated liabilities of the Companies viewed as a group at the Effective Time which fall to be treated as current liabilities in accordance with the Accounting Policies and the Accounting Principles but excluding and disregarding any Borrowings which would otherwise fall to be so treated;

3.1.6	“the Net Working Capital” means the Consolidated Current Assets minus the Consolidated Current Liabilities;

3.1.7	“Retention Payment Amount” means any and all sums which any of the Companies are liable to pay to any person by way of finders fee, commission, brokerage, professional fee, bonus or similar payment which in any case is payable by reason of the transaction hereby effected, together with any irrecoverable value added tax or employers national insurance contributions for which any of the Companies is liable in respect of the same
3.2	Amount of the Consideration

The total consideration for the sale of all the Shares shall be the sum of THIRTY MILLION DOLLARS:
3.2.1	plus the amount of Cash;

3.2.2	plus any amount by which the Net Working Capital exceeds the sum of $6,800,000 or minus any amount by which the Net Working Capital is less than the sum of $6,800,000 (as the case may be);

3.2.3	minus any amount of Borrowings;

3.2.4	minus the Retention Payment Amount
3.3	Form of Consideration

MCZ shall satisfy the Consideration by:
3.3.1	the issue to the Trustee of the Consideration Notes having a principal nominal value of Fourteen Million Five Hundred Thousand Dollars ($14,500,000);

3.3.2	the payment to the Trustee in cash of the balance of the Consideration
3.4	Payment of the Consideration

The Consideration shall be paid as follows:
3.4.1	upon Completion MCZ shall pay the Initial Payment in accordance with clause 3.7.1 on account of the Cash Consideration;

3.4.2	upon Completion MCZ shall issue to the Trustee the Consideration Note;

3.4.3	any adjustment to the Initial Payment pursuant to clause 3.6 shall be paid in accordance with that clause
3.5	Completion Accounts and Calculation of the Consideration

The following shall apply to calculate the final amount of the Consideration and the Cash Consideration:
3.5.1	as soon as practicable following Completion and in any event within thirty Working Days from Completion (or such longer period as MCZ and the Vendor’s Representative may agree in writing) MCZ with the assistance of the accounts teams of the Subsidiaries shall prepare in compliance with clause 3.5.2 a consolidated balance sheet of the Companies and a statement of the Completion Accounts Items each as at the time of Completion and shall cause a copy of the same to be delivered to the Vendor’s Representative together with all relevant working papers and supporting documentation relating to or used in the preparation of such balance sheet and statement;

3.5.2	the balance sheet and statement required by clause 3.5.1 and the amounts to be shown therein shall be prepared and computed in compliance with the following:
(a)	stock shall be valued in accordance with the stock valuation policy applied in the Management Accounts and consistently with application of that policy therein; save as required by such policy no other provision shall be made in respect of stock;

(b)	provisions made in respect of claims, disputes, sums receivable and contingent liabilities shall be the same as those made in the Accounts save only to the extent that any variation of those provisions or any new provision ought, on a basis consistent with treatment of such matters in the Accounts, properly to be made solely by reason of an event or material change in circumstance since the Accounts Date;

(c)	solely in order to calculate the Completion Accounts Items, the earnings of the Companies in the period commencing on 1 November 2007 up to and including the Effective Time shall be taken as that proportion of the earnings of the Companies in the whole of November 2007 as the revenues earned by the Companies in that period represents of the revenues earned by the Companies in the whole of that month;

(d)	otherwise in accordance with the Accounting Policies, on a going concern basis and consistently with the Accounts;

(e)	subject to the foregoing, in accordance with the Accounting Principles;
3.5.3	at any time within ten Working Days from receipt of such balance sheet and statement the Vendor’s Representative may by written notice to the Purchaser’s Solicitors elect to review (with advisers and representatives) the same and all relevant working papers and supporting documentation, and upon reasonable notice to interrogate relevant personnel; MCZ shall procure that the Companies shall provide all reasonably available relevant information, answer all pertinent questions and co-operate to enable a full understanding of such balance sheet and statement and the amounts stated therein to be verified for the purposes of this clause 3.5;

3.5.4	at any time within thirty Working Days from delivery of a copy of such balance sheet and statement to the Vendor’s Representative pursuant to clause 3.5.1, the Vendor’s Representative by written notice to the Purchaser’s Solicitors stating in reasonable detail the matters which it challenges (an “Objection Notice”) may challenge the accuracy of the balance sheet and statement delivered pursuant to that clause;

3.5.5	if the balance sheet and statement required by clause 3.5.1 are not delivered within the time therein allowed, or if in compliance with and within the time allowed by clause 3.5.4 the Vendor’s Representative issues an Objection Notice then:
(a)	the Completion Accounts Items shall be such sums as are agreed in writing between MCZ and the Vendor’s Representative or, in default of such agreement being reached within ten Working Days from service of the Objection Notice, either:
(i)	certified by a firm of independent accountants agreed between MCZ and the Vendor’s Representative; or, if no such accountants are so agreed;

(ii)	certified by a firm of independent chartered accountants appointed on the application of MCZ or the Vendor’s Representative by the President for the time being of the Institute of Chartered Accountants in England and Wales;
(b)	any such agreement or certificate, when made or issued, shall be final conclusive and binding as to the amount of the Completion Accounts Items;

(c)	any such firm of independent accountants shall act as experts and not arbitrators and its fees shall be borne by the prevailing party or, if there is no clearly prevailing party, by the Trustee and MCZ in such proportions as such firm shall decide;

(d)	the parties shall provide and MCZ shall cause the Companies to provide, in confidence, to each other and to any independent accountant appointed in accordance with this clause 3.5.5 such information and assistance as may properly be required in connection with the preparation or review and certification of the amount of the Completion Accounts Items in accordance with this clause 3;
3.5.6	unless an Objection Notice is served in compliance with and within the time allowed by clause 3.5.4, the balance sheet and statement issued pursuant to clause 3.5.1 shall be final and conclusive as to the matters stated therein;

3.5.7	the amounts of the Completion Accounts Items shall become final upon the first to occur of the following:
(a)	the same being agreed in writing between MCZ and the Vendor’s Representative;

(b)	(save in the case of manifest error) delivery to MCZ and the Vendor’s Representative of an accountant’s certificate issued pursuant to clause 3.5.5;

(c)	the expiry of the time allowed by clause 3.5.4 for service of an Objection Notice without an Objection Notice being served in compliance with that clause
3.6	Adjustment Payments

Within ten Working Days from the amount of the Net Working Capital being finally agreed or determined pursuant to clause 3.5:
3.6.1	MCZ shall pay to the Trustee in accordance with clause 3.7.1 a sum equal to any amount by which the Cash Consideration exceeds the Initial Payment; or

3.6.2	the Trustee shall repay or pay to MCZ in accordance with clause 3.7.2 a sum equal to any amount by which the Initial Payment exceeds the Cash Consideration
3.7	Payments

All sums payable under this Agreement shall be paid as follows:
3.7.1	all sums payable to the Trustee shall be paid to the Vendor’s Solicitors by transfer to their US$ clients account identified below or to such other person or to such other account as the Trustee or the Vendor’s Solicitors may specify in writing to MCZ at least forty eight hours before the relevant payment falls due Credit of the payment to such account shall be a complete discharge of MCZ for the relevant payment In the case of the Initial Payment it shall be paid to the said account for value as cleared funds no later than the Effective Time and pending Completion shall be held in US dollars in such US dollar account and not be converted to any other currency unless requested by MCZ and the Trustee in writing. The details of the Vendor’s Solicitors clients account are:

Bank:	The Royal Bank of Scotland plc

Branch:	Child & Co 1 Fleet Street London EC4Y 1BD

Sort Code:	15-80-00

IBAN:	GB 44 RBOS 1663 0000 1268 81

IBAN BIC:	RBOS GB 2L

Account Name:	Laytons Clients Account

Account Number:	LASHLA-USD1
3.7.2	all sums payable to MCZ shall be paid to MCZ or to such other person or to such other account as MCZ or the Purchaser’s Solicitors may specify in writing to the Trustee at least forty eight hours before the relevant payment falls due Credit of the payment to such account shall be a complete discharge of MCZ for the relevant payment The details of MCZ’s account are:

Bank:	Wells Fargo Bank, N.A.
Commercial Banking

Bank Address:	420 Montgomery Street
San Francisco, CA 94104

Routing & Transit Number (MICR ABA #):	121000248

Swift Code:	WFBIUS6S

Account Name:	Mad Catz, Inc.

Account Number:	4496810201
3.8	Interest

If any amount required to be paid pursuant to clause 3.5 is not paid when due the party liable to make the payment shall pay to the payee (as well after as before judgment) interest on the amount which is not paid when due calculated on that amount from the date when it fell due until the date of actual payment at that rate which is two percentage points above the prime rate from time to time as reported in the Wall Street Journal

4.	COMPLETION

4.1	Completion Venue and Time

Completion shall take place at the offices of the Vendor’s Solicitors immediately following signature of this Agreement or at any other place or time as agreed in writing by the Trustee and MCZ

4.2	Completion Events and Obligations of the Parties

Upon Completion the parties shall perform the obligations respectively required to be performed by them pursuant to Schedule 2

4.3	Completion Matters Inter-Conditional

All matters required to be effected at Completion are inter-conditional and shall be performed simultaneously

5.	WARRANTIES

5.1	Warranties and Tax Covenant

The provisions of Schedules 3, 4 and 6 shall have effect as if set out herein at length 5.2 Limitations

5.2	Limitations

Except where any Claim arises by reason of fraud or dishonest wilful concealment by the Warrantor:

5.2.1	the provisions of Schedule 5 shall have effect as if herein set out at length in order to limit the liability of the Warrantor ;

5.2.2	the aggregate liability of MCZ in respect of all claims for breach of a warranty given in Schedule 6 (including costs) shall in any event not exceed the amount of the Cash Consideration as finally agreed or determined

5.2.3	the liability of MCZ in respect of claims for breach of warranty given in Schedule 6 shall terminate at midnight on the second anniversary of Completion except in respect of claims thereunder of which notice is given to MCZ before that time and, in the case of any claim of which notice is so given, such liability shall terminate twelve months from the date upon which notice of the claim is so given unless legal proceedings in respect of it are commenced and served upon MCZ within that twelve month period
5.3	Non-Disclosed Information

With the exception of the matters Disclosed, no information of which the Purchaser and/or their agents and/or advisers have knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Purchaser or made on their behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

5.4	Set-off of Claims
5.4.1	In this clause 5.4:

“Approved Counsel”	means either

(a) any barrister of Erskine Chambers of at least eight years’ call experienced in the handling of claims under an agreement of the nature of this Agreement or

(b)     a barrister called to the Bar of England agreed in writing between the Vendor’s Solicitors and the Purchaser’s Solicitors or in default of agreement selected by the Purchaser’s Solicitors from a list of three legal counsel of at least eight years’ call submitted to the Purchaser’s Solicitors by the Vendor’s Solicitors;

“Dismissed Claim”	a Claim shall be a Dismissed Claim:

(a) if counter-notice is given in respect of it pursuant to clause 5.4.3 and MCZ does not deliver to the Vendor’s Solicitors a copy of Approved Counsel’s

Opinion pursuant to clause 5.4.5 within the one month therein referred to;

(b) if and to the extent that MCZ agrees in writing that the amount of the Claim is not recoverable from the Warrantor;

(c) if and to the extent that a court of competent jurisdiction from which there is no appeal or from which MCZ does not appeal within the time permitted dismisses the Claim;

“Provisional Claim”	means (with the exception of any contingent Claim which has not given rise to an actual liability within the provisions of clause 4.2 of Schedule 5 at the relevant date):

(a) any Claim which the Warrantor agrees in writing should be treated as a Provisional Claim, until twenty days after the Warrantor gives notice to MCZ withdrawing agreement to such treatment;

(b) any Claim that is for the time being the subject of actual legal proceedings in a court of competent jurisdiction which have not been dismissed;

(c)     any Claim that is not subject to actual legal proceedings pending (1) the giving of a counter-notice pursuant to clause 5.4.3 and (2) sixty days before the due date for any payment under the Consideration Notes and, after the giving of such counter-notice and the day sixty days before the due date for such payment, until the earliest of:

(i) sixty days from the earlier of MCZ electing or the Warrantor requiring MCZ to elect to obtain the opinion of Approved Counsel

(ii) the date of delivery to the Vendors’ Solicitors of a copy of counsel’s opinion pursuant to clause 5.4.5; and

(d) any Claim deemed to be a Provisional Claim pursuant to clause 5.4.5, to the extent so deemed;

“Substantiated Claim”	means either

(a)     any Claim to the extent so agreed in writing by the Warrantor (including pursuant to the mediation provisions of clause 8.3) or so determined by a court of competent jurisdiction from which there is no appeal (or from which the Warrantor does not appeal within the time permitted) or;

(b) any claim under clause 10
5.4.2	Notification of Claim: MCZ may at any time notify the Warrantor and the Vendor’s Representative in writing in accordance with clause 9.12 that it believes it has a Claim and with such notification shall give such information as is available to it and is reasonably necessary to identify the subject-matter and quantum of the Claim

5.4.3	Counter Notice: The Warrantor may dispute the Claim in whole or in part by counter-notice to MCZ given in writing in accordance with clause 9.12 within twenty Working Days of receipt of MCZ’s notice of Claim and setting out the basis upon which and the extent to which it does not accept the Claim

5.4.4	Resolution of Claims: Following notification of a Claim pursuant to clause 5.4.2 and the giving of a counter-notice pursuant to clause 5.4.3, such Claim shall be resolved in accordance with the provisions of clause 8

5.4.5	Justification of Claims: If counter-notice is given to MCZ in accordance with clause 5.4.3, MCZ may obtain the written determination of Approved Counsel (acting as expert not arbitrator) that such Claim if formulated into a Statement of Case would not be struck out pursuant to Part 3.4(2)(a) or (b) of the Civil Procedure Rules 1998 and if that be the case stating a reasonable pre-estimate of the amount recoverable for the purposes of clause 5.4.6 below; for this purpose, MCZ shall deliver to the Vendor’s Solicitors a draft of the relevant instructions including attachments and allow them ten Working Days from their receipt to comment upon and to approve the same; following such approval MCZ may submit the agreed instructions and attachments to the Approved Counsel or (if such instructions are not approved) shall submit to the Approved Counsel both such instructions and any comments upon them given to MCZ within the said ten Working Days; if within one month after such instructions and attachments (if any) are delivered to the Approved Counsel MCZ submits to the Vendor’s Solicitors the determination referred to above in this clause 5.4.5 then, to the extent that the Claim is so supported by such opinion, it shall be a Provisional Claim For the avoidance of doubt the determination of the Approved Counsel shall be in such form as the Approved Counsel shall in his discretion consider appropriate and the Approved Counsel shall not be required to deliver reasons

5.4.6	Set-Off: Subject to and as provided by the provisions of the Consideration Notes, MCZ may set off against an amount of any monies payable to the holder of any of the Consideration Notes equal to the amounts of any Substantiated Claim and of any Provisional Claim, as applicable, and in this respect the amount to be set-off (in the case of a Substantiated Claim) shall be the amount of the Substantiated Claim and (in the case of a Provisional Claim) shall be such sum as Approved Counsel may have stated to be a reasonable pre-estimate of the amount recoverable in respect of that Provisional Claim and such set off of a Provisional Claim shall continue until it becomes a Substantiated Claim or a Dismissed Claim

5.4.7	Satisfaction of Substantiated Claims: Upon a Claim becoming a Substantiated Claim, MCZ shall give notice to the Warrantor requiring discharge of that Substantiated Claim and save to the extent that within fifteen Working Days from receipt of such notice the Warrantor pays to MCZ in cash or otherwise discharges to the satisfaction of MCZ the amount of such Substantiated Claim, MCZ may set off against any monies payable to the holder of any of the Consideration Notes the amount of that Substantiated Claim in accordance with the provisions of the Consideration Notes and in this respect the amount to be set-off shall be the amount of the Substantiated Claim Any such set-off shall satisfy and discharge the liability of the Warrantor in respect of the Substantiated Claim to the extent of the amount so set-off If no additional monies are available for set off under the Consideration Notes, then the Warrantor shall promptly pay any additional amount to Purchaser

5.4.8	Order of Set-Off: Any set-off or cancellation pursuant to the preceding clauses 5.4.6 and 5.4.7 shall be against Consideration Notes which mature in 2009 or 2010 as specified by the holder of the Consideration Notes at the time of the set-off
5.5	Mutual Warranties

The Trustee warrants to MCZ and MCZ warrants to the Trustee that:
5.5.1	it has full power and authority without requiring the consent of any person — except in the case of MCZ who requires consent from Wachovia Capital Finance Corporation (Central) to enter into this Agreement and the instrument constituting the Consideration Notes — (and has duly exercised such power and authority) to enter into and perform its obligations under each of the Transaction Documents to which it is party;

5.5.2	(in the case of MCZ) it has obtained the consent of Wachovia Capital Finance Corporation (Central) to enter into and perform its obligations under this Agreement and the instrument constituting the Consideration Notes;

5.5.3	it has taken all necessary corporate or other action to authorise the execution, delivery and performance of each of the Transaction Documents to which it is party;

5.5.4	each of the Transaction Documents to which it is party will when executed constitute lawful valid obligations binding upon it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity;

5.5.5	the execution, delivery and performance of or compliance with the provisions of each of the Transaction Documents to which it is party will not cause or constitute any breach or default of or under any instrument to which it is party or under any law or regulation in any jurisdiction or of any order, judgement or decree of any court or governmental agency
6.	MATTERS AFTER COMPLETION

6.1	Further Assurance

The Trustee shall do, execute and perform and procure to be done, executed and performed such further acts, deeds, documents and things as MCZ may from time to time reasonably require effectively to vest the full legal and beneficial ownership of the Shares in MCZ free from all Encumbrances subsisting at Completion

6.2	Information

The Trustee shall cause to be made available to the Purchaser all information in its possession or under its control which the Purchaser may from time to time reasonably require (before or after Completion) relating to the business and affairs of the Companies

6.3	Use of Facilities
6.3.1	MCZ shall procure that, until 31 March 2008 the outgoing group management team (“the Management Team”) consisting of Eric Winkler, Stephen Roston and Jacki Spratley are allowed, free of cost or charge, full exclusive use of the executive suite together with associated car parking spaces (on an undesignated first come, first served basis) and continuance of the existing utilities and cleaning arrangements at MCZ’s Bristol premises presently used by them and the Management Team shall enter into such reasonable confidentiality agreements relating to the business of MCZ as MCZ shall determine. The Vendor agrees to use commercially reasonable efforts to relocate to alternative premises prior to the expiration of such time period.
6.3.2	Vendor shall procure that until 31 March 2008 the Purchaser Group’s VO team are allowed, free of cost or charge, access and use of Vendor’s Shenzhen SEZ facilities and continuance of the existing utilities and cleaning arrangements. MCZ agrees to use commercially reasonable efforts to relocate the VO employees to alternative premises prior to such time.
6.4	Discharge of Relevant Commitments

The following shall apply in respect of each Relevant Commitment:
6.4.1	MCZ shall as soon as practicable and within ninety days from Completion use commercially reasonable efforts to procure the release of each Relevant Commitment;

6.4.2	MCZ shall indemnify the person which incurred any Relevant Commitment against all costs, claims, liability and expense suffered or incurred by such person under or arising from that Relevant Commitment
6.5	Domain Names

The following shall apply in respect of the domain names listed in Schedule 10 (“the Domain Names”) which are held by the Companies and serve also Saitek Electronic Manufacturing Services Limited, its related companies and other companies in which the Vendor has an interest (“the Retained Companies”):
6.5.1	such Domain Names shall be retained by the Companies;

6.5.2	for a period of twelve months from Completion, (a) MCZ shall cause the Companies, promptly upon receipt of the same, to forward to the Vendor’s Representative all communications received for members of the Management Team referred to in clause 6.3 by the Companies by email or to a website using any of the Domain Names; without limiting the foregoing, such forwarding shall be effected automatically by electronic rule, which MCZ shall cause to be established and maintained throughout the said twelve months and (b) the Vendor shall cause Eric Winkler, promptly upon receipt of the same, to forward to MCZ all communications received by Mr. Winkler or any entity under his control by email or to a website using any of the Domain Names; without limiting the foregoing, such forwarding shall be effected automatically by electronic rule, which the Vendor shall cause Mr. Winkler to establish and maintain throughout the said twelve months;

6.5.3	for a period of twelve months from Completion, (a) MCZ shall procure that the Companies maintain on the websites using the Domain Names the existing links to the website(s) of the Retained Companies (and to any successor website) and

(b) the Vendor shall procure that Mr. Winkler and any entity under his control maintain on such website specified by Eric Winkler (and to any successor website) a link in agreed form to the Domain Names
6.5.4	Not later than the twelve months from Completion, the Vendor shall discontinue use of the word “Saitek” in any website used or controlled by Vendor
6.6	Name Change

Within a reasonable time following Completion, Vendor shall file registrations that cause the names of Saitek Ltd. and Saitek Electronics (Shenzhen) Ltd. to be changed to Ryder Ltd. and Ryder Electronics (Shenzhen) Ltd, or other name which does not use any word confusingly similar to “Saitek” and the company registered in England and Wales under the name Saitek Industries Limited to change its name to a name not including “Saitek” or any confusingly similar word

6.7	Tax and Accounts Undertakings
6.7.1	The Vendor agrees to join in an election under section 338 of the Code to treat the sale of the Shares pursuant to this Agreement as a deemed asset sale. Such election will be prepared by or on behalf of the Purchaser at its own expense and submitted to the Vendor within twelve months after Completion and shall be subject to approval by the Vendor, such approval not to be unreasonably withheld or delayed

6.7.2	Subject to the Vendor being advised by its US accountants that it and its beneficiaries will suffer no prejudice in doing so, the Vendor agrees to elect that the Company be treated for the purpose of Treasury Regulation section 301.7701-1 to 301.7701-3 promulgated under the Code as disregarded through a “check the box” election if requested by the Purchaser. Such election will be prepared by or on behalf of the Purchaser at its expense and submitted to the Vendor within twelve months after Completion and shall be subject to approval by the Vendor, such approval not to be unreasonably withheld or delayed

6.7.3	The Vendor will procure that Eric Winkler and Stephen Roston will sign the management representation letter in a form requested by MCZ’s auditors for the audit of the consolidation of the financial statements of the Companies for the twelve month periods ended on 31 March in 2005, 2006 and 2007. Such letter will be prepared by the Companies’ auditors at the Purchaser’s expense and submitted to the Vendor within twelve months after Completion and shall be subject to approval by the Vendor, such approval not to be unreasonably withheld or delayed

7.	RESTRICTIONS ON VENDOR

7.1	Trustee Covenant

The Trustee covenants with the Purchaser that it shall not at any time during the period of three years commencing on the date of Completion apply any of the assets of the Trust for the time being in investment in or support of (whether by equity subscription, loan, gift, guarantee or other financial assistance) any undertaking under the control of the trustees or beneficiaries of the Trust within the meaning of clause 7.1.4 which or any subsidiary of which carries on or is directly or indirectly engaged or interested in the business conducted by the Companies as at the date of Completion, which is agreed to comprise the origination (being the conception and initial design), marketing control (being decisions upon pricing, distribution, target markets and similar matters) and sale directly to the using public and directly or indirectly to retailers (or distributors selling to retailers) of the following products:
(a)	chess or other intelligent games;

(b)	PC games controllers;

(c)	PC input devices;

(d)	digital media speakers (meaning amplified speakers designed for use with PC’s or with portable digital audio sources);

(e)	video games accessories;

(f)	products comprising a software game plus one or more PC game controllers or video game accessories
PROVIDED THAT:
7.1.1	for the avoidance of doubt, this undertaking shall not prohibit support of or investment in undertakings by reason of their direct or indirect interest in the production design, production development or production of any products which such business did not originate and control (“originate” and “control” having cognate meanings to the words “origination” and “marketing control” in the foregoing provisions of this clause 7.1) nor any marketing, promotion or sale of such services to others;

7.1.2	this undertaking shall not prohibit the application of funds in stock exchange investments where the securities held by the Trust are less than four per cent of the total issued securities of the class invested in, nor investment in general investment products such as unit trusts, investment trusts, investment funds marketed to the public and the like where neither the Vendor nor any beneficiary has any involvement in the undertaking in which such investment is made except through the investment;

7.1.3	this undertaking shall not prohibit the Trustee or any entity in which the Trustee is interested holding or having any interest in any share in the capital of MCZ or of any company which is a direct or indirect holding company of MCZ or a direct or indirect subsidiary of such holding company, or in any loan notes or other security issued by any of the foregoing, or being otherwise employed or engaged by or otherwise interested in any of the foregoing;

7.1.4	for this purpose the Trust has control of any entity if the Trust or any person which the Trust controls or who is the settlor or beneficiary of the Trust:
(a)	holds more than one half of the voting rights attached to shares in its issued capital or otherwise holds the power to pass general resolutions of the entity; or

(b)	is entitled to more than one half of the profits or, upon a winding-up, the assets of the entity; or

(c)	has the ability to control the composition of the board of directors or other governing body of the entity or to determine the decisions of such board or body
7.2	Benefit of Trustee Covenant

The covenant in clause 7.1 is intended for the benefit of the Purchaser, the Company and the Subsidiaries

7.3	Consideration

The consideration for the undertaking contained in clause 7.1 is included in the Consideration

7.4	Governance Matters

Until the third anniversary of the date of this Agreement, the Vendor agrees not to vote any shares of the Purchaser’s capital stock held by the Vendor against the nominees for director chosen by the Nominating Committee of the Purchaser’s Board of Directors

8.	RESOLUTION OF CLAIMS AND DISPUTES

8.1	Notification

If any party considers that it has a claim, including a Claim, against another party under this Agreement, whether for breach of the Warranties or under the Tax Covenant or otherwise, it shall promptly give to the party against which it considers it has such claim notification of the claim with reasonable information identifying the nature and extent of the claim in the possession of the claimant

8.2	Discussion of Claim

Promptly following receipt of any notification pursuant to the preceding clause 8.1 and in any event within fifteen Working Days after such receipt, the parties shall meet together and in good faith discuss the claim and seek to reach agreement upon it and to resolve the claim or dispute
8.3	Mediation

If after endeavours to resolve the claim or dispute have failed to do so either party may require that the matter be submitted to independent mediation by the Centre for Dispute Resolution (“CEDR”) and the parties shall then comply with the mediator’s timetable and procedural instructions; the mediator shall be appointed by the parties and in default of agreement by CEDR and the costs of the mediation shall be borne equally by the parties unless otherwise decided by the mediator or by agreement between the parties

8.4	Legal Proceedings

If discussions between the parties and, if requested pursuant to clause 8.3, mediation by CEDR fails to resolve the dispute or claim then either party may bring court proceedings in respect of it and in any event either party may bring court proceedings without recourse to mediation if it seeks interim relief from the court; subject to any binding agreement resolving a dispute, nothing in this clause 8 shall prevent or restrict any party exercising its rights and remedies in law

9.	GENERAL

9.1	Costs

Each party hereto shall pay its own costs of and incidental hereto and to the sale and purchase hereby contracted and other matters herein provided for

9.2	Assignment

The Purchaser may assign the benefit of this Agreement vested in it in whole or in part to any other member of the Purchaser Group or by way of security to Wachovia Capital Finance Corporation (Central) provided that:
9.2.1	no assignment shall relieve the party making such assignment of any obligation;

9.2.2	if the assignee ceases to be a member of the Purchaser Group it shall, and MCZ shall procure that it shall, reassign the rights transferred to it to another group company of the assigning party;

9.2.3	the Trustee shall have no greater liability to any assignee than it would have had to the assigning party if no such assignment had been made and without limiting this provision the Warrantor shall be entitled to the benefit of Schedule 5 as well in relation to the assignee as it does in relation to the parties to this Agreement herein named
9.3	Successors

Subject as hereinafter provided, this Agreement and all warranties, undertakings and provisions contained herein shall be binding upon and enure for the benefit of the successors and permitted assigns of the parties hereto including their legal personal representatives and estates
9.4	Collateral Agreements and Variations

Each of the parties acknowledges and agrees that:
9.4.1	the Transaction Documents set forth the entire agreement between the parties with respect to the subject matter covered by them and supersede and replace all prior communications, drafts, representations, warranties, stipulations, undertakings and agreements of whatsoever nature, whether oral or written, between the parties relating to them;

9.4.2	it does not enter into this Agreement in reliance upon and will not make any claim in respect of any warranty, representation, undertaking, stipulation, statement or agreement other than those contained in this Agreement or another Transaction Document (including without limitation any representation or statement contained in any letter or other communication, whether written or oral, provided by any party to another party prior to the date of this Agreement) and all other warranties, representations, undertakings, stipulations and agreements are hereby expressly excluded;

9.4.3	its only remedies are for breach of contract;

9.4.4	it has no right to rescind this Agreement either for breach of contract or for negligent or innocent misrepresentation;

9.4.5	the Consideration has been agreed by the parties having regard (inter alia) to the provisions of this clause 9.4
Provided that the provisions of this clause 9.4 will not exclude any liability which the parties would otherwise have, or any right which the parties may have to rescind this Agreement, in respect of any statements made fraudulently by another party prior to the execution of this Agreement

9.5	Continuing Effect

The provisions of this Agreement and of the Schedules (insofar as the same have not been wholly performed at Completion) shall remain in full force and effect for so long as may be necessary to give full effect thereto Completion shall in no circumstances constitute a waiver of any of the rights or remedies of the parties

9.6	Non-Waiver

No time or other indulgence granted by any party to another shall constitute any waiver of or otherwise affect any right or remedy hereunder Subject as herein provided all rights and remedies shall be cumulative and not mutually exclusive

9.7	Circulars and Announcements

Any announcements, reports and circulars which any party hereto shall be required or wish to have prepared resulting from this transaction shall be subject to the approval of the other parties hereto (which shall not be unreasonably withheld) save that:
9.7.1	after consultation with the other parties hereto, or without such consultation in the absence of a response to a request for such consultation within two Working Days from the date a party communicated such proposed statement to the other party, any party may make or issue any public communication which it is required to make by law or by any regulatory authority;

9.7.2	the parties may agree the general content and style of a statement to form the basis of any public communication and thereafter each of them may make any public communication which is not inconsistent with that statement
9.8	Previous Agreements

This Agreement replaces any previous agreement, understanding or arrangement in the matter between the parties, all of which shall by mutual consent cease to have effect upon the signing hereof; without limiting the foregoing, the Heads of Agreement between the Trustee and MCZ dated 27 September 2007 cease to have effect upon the signing hereof Notwithstanding the foregoing the Confidentiality Undertakings exchanged between the parties and dated respectively 29 May 2007 (by MCZ) and 10 October 2007 (by the Trustee and the Companies) shall continue in effect until Completion and if this Agreement is discharged other than by Completion shall continue in effect thereafter in accordance with their terms

9.9	Counterparts

This Agreement may be executed in any number of counterparts each bearing the signature of one or more of the parties hereto and each such counterpart shall be an original and shall be effective once every party hereto has executed one or more such counterparts (whether the same or different counterparts) and together shall constitute a single Agreement

9.10	Fraud

Nothing in this Agreement shall prevent or restrict liability for fraud

9.11	Contracts (Rights of Third Parties) Act 1999

Clauses 6.3, 6.4, 6.5 and 7.1 shall be directly enforceable by the persons therein named or referred to but their consent shall not be required for a variation of this Agreement Subject thereto, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement

9.12	Notices

Any notice or other communication hereunder shall be in writing in the English language and (without prejudice to service in any other manner) shall be validly served:
9.12.1	if handed personally to the addressee or to an officer of the addressee (in which case it shall be deemed served at the time that it is so handed to him); or

9.12.2	if delivered to an authorised address of the addressee (in which case it shall be deemed served at the time that it is so delivered unless such delivery is not on a Working Day or is after 5.00pm local time in which case it shall be deemed served at 9.00am local time on the following Working Day); or

9.12.3	if sent by facsimile transmission to an authorised address of the addressee — in which case it shall be deemed to be given on the day when it is transmitted and confirmation received of a successful transmission unless this is not a Working Day or is after 5.00pm local time for the addressee, in which event it shall be deemed served at 9.00am local time on the next following Working Day Provided That any notice given by facsimile transmission shall be confirmed in writing by notice delivered in accordance with sub-clauses 9.12.1 or 9.12.2 and given within ten Working Days of the date of transmission (but so that, if so confirmed, the notice shall be deemed given at the time of such transmission) and any notice not so confirmed shall be of no effect;

9.12.4	and the authorised addresses for the parties are as set out below provided that any party may by notice hereunder to each other party change its authorised address for service of notices and such new address shall be substituted for that previously applicable as from the date such notice of change is given For the Vendor any notice shall be sent to the following address and a copy shall at the same time be sent to the Vendor’s Solicitors:
•	4 West Point Row Great Park Road Bristol BS32 4OG England

•	Marked for the attention of the Vendor’s Representative
For the Purchaser:
•	7480 Mission Valley Road, Suite 101 San Diego, California

•	Facsimile number 619 683 9839 and 619 683 2813

•	Marked for the attention of: Chief Executive Officer;
For Vendor’s Representative

•	4 West Point Row Great Park Road Bristol BS32 4OG England
9.12.5	in the case of a notice given to the Purchaser’s Solicitors, if given to each of the firms comprised therein
9.13	Service of Proceedings

Each party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law

9.14	Appointment of Agent
9.14.1	Trustee’s Appointment: The Trustee appoints the Vendor’s Representative as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Trustee and shall be valid until such time as MCZ has received prior written notice (“Notice”) from the Trustee that such agent has ceased to act as their agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Trustee shall forthwith appoint a substitute acceptable to MCZ and deliver to MCZ within seven Working Days from the Notice the new agent’s name, address and fax number within England and Wales

9.14.2	Purchaser’ Appointment: The Purchaser appoints Purchaser’s UK Solicitors as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Purchaser and shall be valid until such time as the Trustee has received prior written notice (“Notice”) from MCZ that such agent has ceased to act as the Purchaser’s agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, MCZ shall forthwith appoint a substitute acceptable to the Trustee and deliver to the Trustee within seven Working Days from the Notice the new agent’s name, address and fax number within England and Wales
9.15	Governing Law and Jurisdiction

This Agreement shall be governed and construed in accordance with the laws of England and each of the parties irrevocably submits to the exclusive jurisdiction of the courts of

England and agrees not to commence proceedings in any other jurisdiction save to enforce a judgment given by a court of England
10.	INDEMNITIES

10.1	Undertaking to Indemnify

The Vendor shall indemnify the Purchaser against the following (“Indemnified Sums”) suffered or incurred by the Purchaser and/or the Companies and their directors and officers and arising out of or in connection with:
10.1.1	any out of pocket costs incurred by the Purchaser or any of the Companies in respect of the revocation by the German WEEE Regulation Authority in Germany under the EAR Stiftung scheme of the registration by that body of Saitek Elektronik Vertriebs GmbH (“GmbH”)

10.1.2	the cost of replacing any share certificates (or such similar evidence of shareholding in a jurisdiction where no share certificates are issued) in respect of the Company’s shareholdings in any of the Subsidiaries, and generally any liability to a third party that may be incurred by the Purchaser and or the Companies by reason of the absence of such certificates or other evidence, together with the legal costs incurred by any of the Companies in relation to the same;

10.1.3	any liabilities of the Companies and their respective directors and officers to pay compensation to an ex-employee, who was employed as a regional sales manager for Bavaria and Austria, was dismissed prior to Completion and who has brought an action for unfair dismissal against GmbH, together with any out of pocket costs incurred by the Companies in relation to such dismissal;

10.1.4	any liability of the Purchaser or any of the Companies or any of their directors and officers to pay to HM Revenue & Customs any amount claimed by it in its letter to Saitek plc dated 5 October 2007 under reference 705/ECOMP/F?070?EXC1180/SMC, together with any fines, penalties and interest and any professional costs in relation to the same
10.2	No Requirement for Negligence

These indemnities shall apply whether or not the Vendors have been negligent.

10.3	Limitations

The following paragraphs of Schedule 5 (Limitations) shall apply to claims under this clause 10 and for the purposes of those paragraphs any such claim shall be a Claim:
1.1.1	the time limits shall apply as if the liability under this clause were a liability under the Warranties;

1.5	shall apply as if all such claims were Claims under the Warranties;

2	shall apply as if the claim were a claim under the Warranties;

3	shall apply;
4.2, 4.3 and (to the extent applicable and as if the matter constituted a breach of the Warranties) 4.6 shall apply;

For the avoidance of doubt the indemnities in this clause 10 and the obligations of the Warrantor in respect of them are not qualified by anything Disclosed

10.4	Process

If any of the Companies or the Purchaser receive any claim which is the subject of an indemnity in clause 10.1 the Purchaser shall consult upon the same with the Warrantor and if after such consultation the Purchaser believes that it is obliged to make the payment which is the subject of the claim, the Warrantor shall pay to the Purchaser the amount indemnified which is so required to be paid and if and to the extent that such payment is subsequently recovered by the Purchaser or any of the Companies the Purchaser shall repay the amount recovered to the Warrantor
AS WITNESS the hands of the parties or their duly authorised representatives the date first above written

SCHEDULE 1
Clause 1.1: Part I: Information concerning the Company

Name:	Winkler Atlantic Holdings Limited

Place of Incorporation:	Incorporated in the Bahamas then migrated to British Virgin Islands

Corporate Status:	Private Company limited by shares

Date of Incorporation	30 November 1993

Registration Number	18,818B

Registered Office	c/o Rawlinson & Hunter Limited Woodbourne Hall Road Town Tortola British Virgin Isles

Directors	Cordico Management AG

Secretary	n/a

Authorised Share Capital	5,000 shares at US$1.00

Issued Share Capital	2 shares at US$1.00

Clause 1.1: Part II : Information concerning the Subsidiaries

Name:	Saitek Industries Limited

Place of Incorporation:	Delaware, United States of America

Corporate Status:	Private company limited by shares

Date of Incorporation:	3 November 1980

Registration Number:	Federal ID # 13-3060067 California State ID #302-1341-7

Registered Office:	2295 W Jefferson Street Torrance CA 90501 USA

Directors:	William McMahon

Other Officers:	n/a

Authorised share capital:	1,000 shares

Issued share capital:	1,000 shares

Registered shareholders:	Winkler Atlantic Holdings Limited

Name:	Saitek Elektronik Vertriebs GmbH

Place of Incorporation:	Munich, Germany

Corporate Status:	GmbH

Date of Incorporation:	23 September 1992

Registration Number:	HRB 104004

Registered Office:	Landsbergerstrasse 400 Postfach 600 555 D81241 Munchen Germany

Directors:	Stefan Wöger

Other Officers:	Prokurist : Martin Eberle

Authorised share capital:	€306,775.13

Issued share capital:	€306,775.13

Registered shareholders:	Winkler Atlantic Holdings Limited

Name:	Saitek plc

Place of Incorporation:	England and Wales

Corporate Status:	Public limited company

Date of Incorporation:	18 November 1982

Registration Number:	1679281

Registered Office:	4 West Point Row Great Park Road Bristol BS32 4QG

Directors:	Christopher John Rupert Fielden
Rosemary Fielden
Andrew Young
David John Inwood

Other Officers:	Secretary: Stephen Alexander Roston

Authorised share capital:	2,000,000 ordinary shares @ £1.00 each
3,900,000 preference shares @ £1.00 each

Issued share capital:	1,942,504 ordinary shares
3,440,000 preference shares

Registered shareholders:	Winkler Atlantic Holdings Limited
Saitek Elektronik Vertriebs GmbH

Name:	Saitek SA

Place of Incorporation:	France

Corporate Status:	Societe Anonyme

Date of Incorporation:	22 January 1988

Registration Number:	317371136

Registered Office:	21 Rue d’Hauteville Bte B 75010 Paris

Directors:	Stefan Wöger
Jean Gaston Mercier
Marie-Therese Mercier
Marie-Christine Mercier

Other Officers:	n/a

Authorised share capital:	€400,000

Issued share capital:	€400,000 - 32,883 shares of 12€16434 cents each

Registered shareholders:	Winkler Atlantic Holdings Limited
Isabelle Mercier
Jean Gaston Mercier
Marie-Christine Mercier
Marie-Therese Mercier
Veronique Mercier
Stefan Wöger

Name:	Saitek Industries Limited

Place of Incorporation:	Hong Kong

Corporate Status:	Private company limited by shares

Date of Incorporation:	13 June 1980

Registration Number:	82995

Registered Office:	405 Camelpaint Centre 1 Hing Yip Street Kwun Tong Hong Kong

Directors:	Eric Ernest Winkler
Stephen Alexander Roston
Judy Au Siu Fong

Other Officers:	Secretary: Secretaries Limited

Authorised share capital:	100,000 ordinary shares at HK$1.00 each

Issued share capital:	100 ordinary shares at HK$1.00 each

Registered shareholders:	Winkler Atlantic Holdings Limited

SCHEDULE 2
Part 1 — What the Trustee shall deliver to the Purchaser at Completion
At Completion, the Trustee shall deliver or cause to be delivered to the Purchaser the following documents and evidence:
(a)	a transfer of the Shares executed by the registered holder in favour of the Purchaser;

(b)	the share certificate for the Shares in the name of the registered holder;

(c)	an irrevocable power of attorney in agreed form given by the Trustee in favour of MCZ to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Shares before the transfer of the Shares is registered in the register of members;

(d)	the original of any power of attorney under which this Agreement or any document to be delivered to the Purchaser under this Agreement has been executed by the Vendor;

(e)	certificates or indemnities in respect of all issued shares in the capital of each of the Subsidiaries other than Saitek SA and Saitek Elektronik Vertriebs GmbH and transfers, in favour of any person the Purchaser directs, of all shares in any Subsidiary held by a nominee for the Company or another Subsidiary;

(f)	in relation to each of the Subsidiaries apart from Saitek Elektronik Vertriebs GmbH, the statutory registers and minute books, the common seal (if any), certificate of incorporation (if any) and any certificates of incorporation on change of name;

(g)	the written resignation, executed as a deed and in the agreed form, of the directors and secretaries of each of the Subsidiaries from their offices and employment with the applicable Subsidiary, except for the following persons who are not resigning:
(i)	Stefan Wöger; and

(ii)	Andrew Young and William McMahon;
(h)	the written resignation of the auditors of Saitek plc and Saitek Industries Limited (Hong Kong) accompanied in each case by a statement that there are no circumstances connected with the auditors ´ resignation which should be brought to the notice of the members or creditors of the Subsidiary;

(i)	a certified copy of the minutes of the board meetings held pursuant to Part 2 of this Schedule 2;

(j)	a certified copy of the resolution adopted by the board of directors of the Trustee authorising and approving the Transaction;

(k)	the consultancy agreement in agreed form between MCZ, Saitek Industries Limited (UK) and Eric Winkler duly executed by Eric Winkler;

(l)	a deed of restrictive covenant in agreed form duly executed by Eric Winkler;

(m)	Compromise agreements complying with the requirements of section 203(1) of the Employment Rights Act 1996 shall be entered into between Saitek plc and David Inwood;

(n)	a legal opinion upon the due execution by the Trustee of the Transaction Documents to which it is party.
Part 2 — Matters for the board meetings at Completion
(a)	A resolution to register the transfer of the Shares shall be passed at board meeting, subject to the transfer(s) being stamped at the cost of the Purchaser.

(b)	All directors, secretaries and auditors of each of the Companies shall resign from their offices and employment with the applicable Companies with effect from the end of the relevant board meeting, except for the following persons:

(c)	The persons MCZ nominates shall be appointed as directors and secretary of each of the Subsidiaries (but not exceeding any maximum number of directors contained in the relevant company’s articles of association). The appointments shall take effect at the end of the board meeting.

(d)	KPMG LLP shall be appointed as the auditors of each of the Companies except Saitek SA with effect from the end of the relevant board meeting.

(e)	The address of the registered office of each of the Subsidiaries shall be changed to the address required by MCZ.

(f)	All existing bank instructions and authorities for the Subsidiaries shall be revised to remove Eric Winkler, David Inwood and Stephen Roston.

(g)	The accounting reference date of each of the Subsidiaries shall be changed to the date required by MCZ.

1.	OBLIGATIONS OF THE PURCHASER

Subject to due performance by the Trustee of its obligations hereunder MCZ shall upon Completion:
1.1.1	pay the Initial Payment in accordance with clause 3.7.1;

1.1.2	constitute and issue to the Vendor the Consideration Notes (and for the avoidance of doubt “issue” means enter the name of the Vendor in a Register of Noteholders as holder of the Consideration Notes);

1.1.3	deliver to the Vendor’s Solicitors, duly executed by the Purchaser, the following documents:
(a)	the certificate for the Consideration Note together with an original of the instrument constituting the same, each duly executed by the Purchaser, together with a copy of the Register of Noteholders showing the Vendor as holder of the Consideration Notes;

(b)	board minutes of the Purchaser resolving upon Completion, the issue of the Consideration Notes and execution of certificates for the same and all other things required to be done by this Agreement, duly certified by the secretary of the Purchaser;

(c)	the consultancy agreement referred to in paragraph (n) of Part 1 of this Schedule duly executed by the Purchaser;

(d)	a legal opinion in agreed form upon the due execution by the Purchaser of the Transaction Documents to which it is party

SCHEDULE 3
Clause 5.1: Warranties by the Warrantor
1.	PRELIMINARY

1.1	Definitions
1.1.1	In this Schedule “the Agreement” means the Agreement to which this is scheduled (including the other Schedules and Annexes thereto)

1.1.2	References to any Schedule (unless otherwise stated and other than statutory references) are references to a Schedule to the Agreement

1.1.3	Save for the foregoing the definitions applicable to the Agreement apply to this Schedule
1.2	Disclosures

The Warranties are given subject to matters Disclosed; the Purchaser shall have no claim and the Warrantor shall have no liability in respect of any matter which has been Disclosed
1.3	Warrantor’s claims against the Companies

The Warrantor:
1.3.1	agrees and acknowledges that no information given by or on behalf of the Companies, or any officer or employee of the Companies, to it or to persons acting on its behalf or to the Purchaser or persons acting on behalf of the Purchaser in relation to any provision (including this Schedule) of the Agreement or in connection with the Disclosure Letter or otherwise in respect of the Agreement was or is in any way warranted or represented to be correct or complete;

1.3.2	releases and waives all claims and rights against the Companies, its officers and employees which it might have in respect of any such information;

1.3.3	undertakes to execute any further waiver of such claims and rights as MCZ may from time to time request;

1.3.4	agrees and acknowledges that any such right or claim or fact of the provision of any such information by the Companies its officers or employees, shall not be nor be raised as a defence to any claim by the Purchaser under this Agreement
1.4	Independence of Warranties

The Warranties set out in each paragraph and sub-paragraph of this Schedule shall be entirely separate and independent from each other and save as expressly provided shall not be in any way construed or limited by reference to any other sub paragraph or anything in the Agreement

1.5	Application of Warranties

Notwithstanding any other provision of this Agreement:

1.5.1	the only Warranties applicable to land or buildings or interests in the same and related matters are those set out in paragraph 5 (Real Property), paragraph 7.9 (Material Contracts), paragraph 7.11 (Insurance), and paragraph 15 (Environmental Matters) of this Schedule and no other Warranties shall apply to the same;

1.5.2	the only Warranties applicable to Intellectual Property are those in paragraph 11 (Intellectual Property), paragraph 12 (Information Technology) and paragraph 13 (Data Protection) of this Schedule and no other Warranties shall have effect in relation to the same;

1.5.3	the only Warranties applicable to Tax are the Tax Warranties and no other Warranties shall have any effect in respect to Tax
1.6	Warranties

The Warrantor warrants to and with the Purchaser in the terms of the statements in paragraphs 2 to 13 of this Schedule

2.	COMPANIES INFORMATION

2.1	Incorporation, Constitution and Statutory Matters
2.1.1	Capacity: The Trustee is the registered holder of the Shares and under the terms of its appointment and capacity as trustee of the Trust has the power to sell the Shares and to give the Warranties (and any indemnities contained within this Agreement) without seeking consent from any other party.

2.1.2	Incorporation: Each of the Companies has been duly incorporated in, and is validly existing under, the laws of the place of incorporation stated in respect of it in Schedule 1 and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business

2.1.3	Memoranda and Articles of Association: The copy of the Memorandum and Articles of Association and the equivalent constitutional documents in the relevant jurisdiction of the Companies attached to the Disclosure Letter are true and complete

2.1.4	Group Membership: The Company:
(a)	does not have any direct or indirect subsidiary except the Subsidiaries;

(b)	does not hold or own any interest in any shares in the capital of any other company save the Subsidiaries
2.1.5	Information: The information contained in Schedule 1 is complete and accurate in all respects

2.1.6	With respect to the Information Memorandum, a copy of which is attached to the Disclosure Letter:

(a)	It was prepared in good faith and taken as a whole provides a representation of the Companies that is not misleading.

(b)	Except, in the case of financial statements therein, to the extent that they have been superseded by the Accounts or the Management Accounts, the statements of fact therein relating to the Companies or their business were true in all material respects as of their date.

(c)	The expressions of opinion and judgement therein were prepared in good faith and after proper consideration.
2.2	Share Capital and Shares
2.2.1	The Subsidiaries: All the Shares in the capital of the Subsidiaries are beneficially owned by the Company and are registered in the respective names stated in Part II of Schedule 1 and there is no Encumbrance relating to or affecting any shares in the capital of any of the Subsidiaries

2.2.2	Issues of Capital: Since the Accounts Date no share or loan capital has been created, constituted or issued by the Companies or agreed to be created constituted or issued

2.2.3	Entitlement to Issue of Securities: No person has the right (whether now or later and whether absolutely or contingently) to call for the issue of any share or loan capital of the Companies and there is no outstanding resolution of the Companies for capitalisation of any sum as shares, debentures or other securities nor have the Companies agreed to pass such a resolution

2.2.4	Statutory Registers: The register of members and all other corporate records required by law to be maintained by the Companies are in all respects correct and complete and there has been no notice of any proceedings to rectify any such register or record and there are no circumstances which might lead to any application for rectification of the same
2.3	Encumbrance on Shares

No commitment has been given to create an Encumbrance affecting the Shares (or any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things

2.4	Ownership of Shares and Branches

Neither the Company nor any of the Subsidiaries:
2.4.1	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own subsidiaries; or

2.4.2	has, outside its country of incorporation, any branch or permanent establishment;

2.4.3	has allotted or issued any securities that are convertible into shares

2.5	Redemption of Shares and Financial Assistance

Neither the Company nor any of the Subsidiaries has at any time:
2.5.1	purchased, redeemed or repaid any of its own share capital; or

2.5.2	in the case of any of the Subsidiaries incorporated in the UK given any financial assistance in contravention of section 151 of the Companies Act 1985 and in the case of each of the Subsidiaries incorporated and subject to the laws of jurisdictions other than the United Kingdom that each such Subsidiary has not undertaken, either directly or not, any transactions analogous to those contemplated by this warranty 2.5 which would be unlawful in the relevant jurisdiction
2.6	Distributions

All dividends or distributions declared, made or paid by the Company and the Subsidiaries have been declared, made or paid in accordance with their respective memoranda, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	ACCOUNTS AND RECORDS

3.1	Contents of Accounts

The Accounts:
3.1.1	gave a true and fair view of the respective Companies to which they relate in all respects as at their date;

3.1.2	comply with the requirements of all relevant statutes;

3.1.3	have been prepared in accordance with the Accounting Policies and the Accounting Principles and on a basis consistent with three preceding accounting periods
3.2	Stock and Work in Progress

The method of valuing stock-in-trade and work-in-progress for the Accounts was consistent with that adopted in the Management Accounts which has been and remains consistently applied in the past twelve month period

3.3	Debts
3.3.1	No part of the amounts included in the Accounts or in the Management Accounts or in the accounting records of the Companies as owing from debtors has been released on terms that any debtor has paid or shall pay less than the book value of his debt or has been written off

3.3.2	None of the book debts owing or which may become owing to the Companies have been assigned or made the subject of any factoring or similar agreement or arrangement
3.4	Management Accounts

The Management Accounts (which it is acknowledged have not been the subject of an audit report):
3.4.1	have been prepared by competent accountancy personnel with due care and attention;

3.4.2	have been prepared in compliance with generally accepted accountancy principles for management accounts and good commercial practice;

3.4.3	have been prepared on a consistent basis over the past twelve month period
3.5	Books and Records

The books and records of the Companies have been properly and in all material respects accurately maintained in accordance with good commercial practice

3.6	Accounting Controls and Procedures
3.6.1	Each of the Companies maintains sufficient procedures to provide reasonably adequate controls over the operations of the business that are commensurate with the size and nature of its business and reflecting that it is not a public company, including without limitation that access to assets are covered by appropriate authorization policies and reconciliation of assets is undertaken periodically with physical stock checks performed at least annually with corresponding appropriate adjustments being made

3.6.2	True and accurate copies of the Companies’ written authorisation procedures for each location and finance and policies procedures are attached to the Disclosure Letter

3.6.3	None of the Companies nor, as far as the Warrantor is aware, any director, officer, employee, auditor, accountant or representative of the Companies has received or otherwise had or, as far as the Warrantor is aware, obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Companies or their respective accounting controls, including any material complaint, allegation, assertion or claim that any of the Companies has engaged in questionable accounting or auditing practices

4.	FINANCIAL MATTERS

4.1	Financial Facilities

All material details of all overdraft, loan, banking and other financial facilities of any kind available to the Companies, including all bank authorizations and signatories, are set out or referred to in paragraph 4.1 of Part 3 of the Disclosure Letter

4.2	Encumbrances

No Encumbrance (other than a lien arising by operation of law in the ordinary course of trading which is not being or about to be exercised) licence, right to use or other adverse interest whatsoever on, over or affecting the whole or any part of the undertaking or assets of the Companies is outstanding and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing

4.3	Guarantees for the Companies

No person has granted any Guarantee for or in respect of any loan, overdraft, financial facility, lease, performance bond, contract or other commitment or obligation of the Companies

4.4	Insolvency
4.4.1	Winding-Up: No order has been made or petition presented or resolution passed for the winding up of the Companies; there are no grounds on which any such order or petition could be made or presented and no such resolution is contemplated by the members or any of them

4.4.2	Execution: No distress, execution or other process has been levied on any of the Companies’ assets

4.4.3	Receivership: No power to appoint a receiver has been exercised or has arisen or become exercisable in respect of the business or any of the assets of the Companies and there is no unfulfilled or unsatisfied judgment or court order outstanding against it

4.4.4	Administration: No administration order in respect of the Companies or order for the appointment of an administrative receiver or receiver and manager over all or part of the Companies is outstanding

4.4.5	Protection from Creditors: The Companies are not the subject of any proceedings or court order for protection from its creditors
5.	REAL PROPERTY

5.1	Identity and Information

The Properties comprise all the land and buildings of any tenure or interest owned, occupied or used by the Companies and all the rights vested in the Companies relating to any land and the information contained in Schedule 7 is correct in all respects and not misleading
5.2	Title

The relevant one of the Companies is the legal and beneficial owner of the interest in the Properties specified in Schedule 7

5.3	Possession

The Subsidiaries have exclusive possession and are in actual sole occupation of all the Properties

5.4	Adverse Leases and Rights of Occupation

Save as referred to in Schedule 7 none of the Properties is subject to any lease, tenancy, licence to occupy or agreement to grant any of the same and all such leases, tenancies, licences and agreements referred to in Schedule 7 are in the terms Disclosed

6.	PHYSICAL ASSETS

6.1	Ownership

Except for items held under a lease, hire or hire purchase agreement requiring total annual payments under the relevant agreement by a Subsidiary (exclusive of value added tax) not exceeding $15,000 individually or $50,000 in total and save for current assets disposed of in the ordinary course of trading, the Subsidiaries are the absolute owners having actual possession and control of, free from any leasing, hire or hire purchase agreement, conditional sale, agreement for payment on deferred terms, bill of sale or other Encumbrance (or agreement to grant any of the same) to all assets included in the Accounts or in the Management Accounts and to all assets which have been acquired by the Subsidiaries since the Accounts Date

6.2	Leasing and Hire Purchase

In respect of all chattels which are assets of the Subsidiaries or used in the conduct or operation of their respective businesses and are held by the Subsidiaries under any leasing, hire, hire purchase, conditional sale or similar agreement or arrangement:
6.2.1	a complete schedule showing true and accurate particulars of all such agreements and arrangements (except a lease, hire or hire purchase agreement requiring total annual payments thereunder by a Subsidiary (exclusive of value added tax) of less than $15,000) is attached the Disclosure Letter together with complete and correct copies of the same;

6.2.2	the Subsidiaries are party to no more than ten such agreements and arrangements in total requiring total annual payments thereunder by a Subsidiary (exclusive of value added tax) of less than $15,000;

6.2.3	all amounts due and payable by any Subsidiary under the agreements disclosed against Warranty 6.2.1 have been paid;

6.2.4	there is no entitlement or circumstance giving rise to an entitlement of any other party thereto to vary the terms of the agreements disclosed against Warranty 6.2.1 or to increase any amount payable by any Subsidiary under the same;

6.2.5	no Subsidiary is in material breach of any of the agreements disclosed against Warranty 6.2.1;

6.2.6	no circumstance has arisen which would entitle any other party to the agreements disclosed against Warranty 6.2.1 to vary, to terminate it or otherwise vary or terminate the applicable Subsidiary’s right to use any such chattel and this Agreement will not entitle any third party to exercise such right or constitute a breach of any of the same
6.3	Condition

The equipment used by the Companies is in working order for the purpose for which it is used, subject to usual wear and tear

7.	CONDUCT OF BUSINESS

7.1	Business Since the Accounts Date

Since the Accounts Date:
7.1.1	Conduct of Business: The Companies have:
(a)	carried on business in the ordinary, proper and usual course so as to maintain the same as a going concern;

(b)	not suffered any event, change, development or occurrence which specifically relates to the Companies that individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect upon the business, results or operations, assets, liabilities or financial condition of the Companies taken as a whole
7.1.2	New Operations: Each of the Companies in each jurisdiction in which it operates and conducts its business has not acquired or established (or agreed to acquire or establish) any new business, branch or subsidiary
7.2	Authorisations and Approvals
7.2.1	General: The Subsidiaries, in each of their respective jurisdictions hold all necessary licences, agreements, consents, permits, approvals and authorities (whether public or private) to enable it to carry on its business effectively and without hindrance in the places and in the manner in which such business is now carried on; all the same are valid and subsisting and the Warrantor is not aware of any reason why any of them should be suspended, altered, cancelled or revoked; and the Subsidiaries have complied in all material respects with all conditions of or imposed by the same
7.2.2	Product Approvals: Each of the Subsidiaries holds all appropriate legal and public authority approvals, registrations and authorisations in respect of products produced or sold by it for use in the USA, China, the European Union and the United Kingdom and:
(a)	complies with all requirements of law or any competent authority in relation to such approvals, registrations and authorisations;

(b)	the same are current and subsisting and no matter or event has occurred which might prejudice or invalidate the same;

(c)	none of the same has been or is threatened to be cancelled or withdrawn;
7.3	Absence of Legal Proceedings

Neither the Company, the Subsidiaries, nor any person on any of their behalf or for whose acts or defaults any of them are or may be vicariously liable is involved in any litigation or arbitration proceedings or proceedings or hearings (whether civil or criminal) before any court, commission, tribunal, board, investigation, government body or other person; no such litigation, proceedings or hearings are pending by or are threatened against the Company or any Subsidiaries and so far as the Warrantor is aware there are no facts or matters which might or could give rise to any such proceedings

7.4	Public Obligations

Neither the Company nor any Subsidiary has committed any breach of or default under any statute or any regulation having effect under any statute or any court order, decree or other applicable law of any country nor has the Company or any Subsidiary any dispute with any authority of competent jurisdiction of any country regarding any of its affairs

7.5	Defective Products
7.5.1	Neither the Vendor nor any Subsidiary has received any material claim which remains outstanding that any product supplied by it is defective in design, workmanship or materials; for this purpose a claim is material if the Companies’ liability exceeds, or when determined does exceed, the sum of $50,000

7.5.2	To the extent that any of the Companies’ products at the time of their manufacture were not materially fit for the purpose intended for such products in the country for which they were supplied by the Companies or have not been manufactured in all material respects in accordance with the warranties given by the Company or any Subsidiary to end customers, the total liability of the Companies to third parties for all claims for such defects would not exceed 2.5%

of the aggregate sales of the Companies in the financial year ended 28 February 2007 as shown in the Accounts
7.5.3	The Disclosure Letter includes a complete and accurate list of every claim made during the three years prior to Completion against the Companies for defective products in which damages were asserted or realized in excess of $500,000
7.6	Orders and Judgments

Neither the Company nor any Subsidiary is subject to any order or judgment of any court, tribunal or governmental authority or agency and has not been party to any subsisting undertaking or assurance given to any of the same

7.7	Contractual Characteristics

Neither the Company nor any Subsidiary is now party to:
7.7.1	Guarantees: any Guarantee given by the Company or any Subsidiary (save for any guarantee or warranty in relation to goods implied by law or contained in its standard terms of business); or

7.7.2	Joint Ventures: any joint venture, consortium or partnership arrangement or agreement or participation in any unincorporated association;

7.7.3	Artificial: any agreement, arrangement, practice or benefit with or at the instigation of the Vendor or any Associate of the Vendor or of any director, officer or senior employee of the Company or any Subsidiary or any Associate of such person the effect of which has been to artificially increase the net profit of the Company or any Subsidiary, whether by affording to it goods or services below the fair commercial rate or taking from it goods or services in excess of the fair commercial rate, or otherwise;

7.7.4	Connected Persons: any agreement or arrangement with, obligation or benefit to or loans owing by the Vendor or Associate of the Vendor or any other agreement or arrangement in which the Vendor or any Associate of the Vendor is directly or indirectly interested or which is not on arm’s length commercial terms;

7.7.5	Authorisations to Bind the Companies: any power of attorney or other agency or similar authority (express, implied or ostensible) to any person to enter into any contract or commitment on the Companies’ behalf other than to its employees to enter into routine trading contracts in the normal course of their duties

7.7.6	Restrictive Covenants: any agreement, covenant, undertaking or commitment restricting, limiting or excluding its conduct of business in any field or geographical area or (save those entered into in connection with a sale of the Companies or with customers, suppliers or distributors in the ordinary course of business) imposing confidentiality obligations on one or more of the parties thereto

7.7.7	Sale of Undertaking: any agreement, undertaking or commitment (whether conditional or unconditional) under which any of the Companies has any obligation to sell all or any substantial part of its undertaking and assets other than in the ordinary course of trading

7.7.8	Capital Expenditures: any agreement, undertaking or commitment (whether conditional or unconditional) providing for actual future capital expenditure by the Companies in an individual amount in excess of $50,000

7.7.9	Indebtedness: any agreement, undertaking or commitment (whether conditional or unconditional) that involves the borrowing or lending of money

7.7.10	Indemnity: save those entered into in the ordinary course of business, any agreement, undertaking or commitment (whether conditional or unconditional) to indemnify any person or entity

7.7.11	Regulatory Agreements: any agreement, undertaking or commitment (whether conditional or unconditional) to supply or receive supplies from any government or regulatory agency

7.7.12	Extraordinary Agreements: any agreement, undertaking or commitment (whether conditional or unconditional) not made in the ordinary course of the Companies’ business which involves an aggregate payment by or to the Company or any Subsidiary in excess of $US10,000 per annum
7.8	Agency Distributorship and Similar Arrangements

Neither the Company nor any Subsidiary is party to any contract or arrangement of any kind under which:
7.8.1	it acts as agent, distributor or representative of any other person or under which it is entitled to receive any commission, rebate, allowance or benefit in return for recommending, supplying or otherwise relating to the supply to any person of any goods or services supplied by any third party; or

7.8.2	the Company or any Subsidiary has appointed any third party its agent, distributor or representative or pursuant to which the Company or any Subsidiary is liable to pay or allow to any third party any commission, rebate, allowance or other benefit in return for recommending, supplying or otherwise in relation to the supply of goods or services by any of the Companies
7.9	Material Contracts

There is attached to clause 7.9 of the Disclosure Letter a true and complete copy of every material contract under which the Company or any Subsidiary has any continuing or future obligation. For the purposes of this warranty a contract is material if:

7.9.1	the amount payable to the Company or the applicable Subsidiary pursuant to its terms exceeds the sum of $500,000 per annum in the case of a contract for the supply of goods or services by such party; or

7.9.2	it is one of the supplier agreements attached to clause 7.9.2 of the Disclosure Letter; or

7.9.3	it is for a term exceeding twelve months or is not capable of being terminated without payment of compensation by the Company or any Subsidiary on less than 90 days’ notice; or

7.9.4	it materially restricts the conduct of the business of the Company or any Subsidiary or imposes a material unusual burden on it
7.10	Adverse Matters

In respect of any contract the subject of the preceding warranty 7.9:
7.10.1	Neither the Company nor any Subsidiary has received any claim or notice or intimation of intention to claim in respect of the same or to terminate, repudiate, rescind or disclaim any such contract;

7.10.2	neither the Company nor any Subsidiary nor so far as the Warrantor is aware any other contracting party is in breach or default or considered by the Company to be in breach or default of any of the same nor, so far as the Warrantor is aware, does any circumstance exist which with the passing of time or the giving of notice would place the Company, such Subsidiary or any other contracting party in breach or default;

7.10.3	there is no subsisting, or so far as the Warrantor is aware envisaged, contractual dispute involving the Company or any Subsidiary;

7.10.4	no such contract is liable according to its terms to be terminated, varied or withdrawn by another party as a result of any change in the control, management or shareholders of the Company or any Subsidiary or otherwise as a consequence of the Agreement and neither the execution nor the performance of the Agreement will place the Company or any Subsidiary in breach of any such contract;

7.10.5	there is no reason to believe that any of the same may be terminated or varied in a material respect prior to their normal expiry in accordance with their terms
7.11	Insurance
7.11.1	Policies: There is attached to the Disclosure Letter a complete and accurate schedule of all insurances maintained by the Company or any Subsidiary which are in force at the date of the Agreement together with a complete and accurate copy of all such policies

7.11.2	Claims: There is no outstanding claim under any such insurances nor has any event or occurrence taken place which is or ought to be the subject of any such insurances

7.11.3	the Disclosure Letter includes an accurate list of all claims made during the prior three years under any such insurance policy
7.12	Legal Documents

All title deeds, agreements and other documents to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary derives benefit and all other documents owned by or which ought to be in the possession of the Company or any such Subsidiary are in its possession

7.13	Health & Safety

The Companies:
7.13.1	have established procedures under applicable laws and regulations (including codes of practice) regarding the health and safety of those who work for or visit the Companies or are otherwise affected by it and the Companies have consistently applied and enforced such procedures;

7.13.2	have complied with applicable laws and regulations (including codes of practice) regarding the health and safety of those who work for or visit the Companies or are otherwise affected by it;

7.13.3	have not received and are not aware of any claim that they have failed to comply with the requirements of any applicable law, regulation or code of practice;

7.13.4	have not received any communication of any actual or threatened claim, investigation or proceeding against the Companies or its officers or employees in respect of accidents, injuries, disease or other harm to the health and safety of employees, contractors or others under or as a result of any breach of health and safety laws, regulations or codes of practice
7.14	Improper Practices

Neither the Company nor any Subsidiary has, nor has any officer, employee, agent or representative of the Companies, directly or indirectly offered, paid, promised to pay or authorised the payment of any money, benefit or other thing of value to any person who is an official, officer, agent, employee or representative of any government, government authority or agency, existing or prospective customer, any holder or candidate for political office or to any other person in the knowledge that any such payment or provision would be offered, given or promised directly or indirectly to any such official, officer, agent, employee or representative, in each case as an inducement or reward for doing or forbearing to do or for having done or forborne to do anything

8.	EMPLOYMENT MATTERS

8.1	Employment Particulars

The particulars shown in the Schedule of Officers and Employees specifically Disclosed against Warranty 8.1 of the Disclosure Letter are true and complete in all respects and in particular correctly show in respect of each employee of the Companies the following information:
8.1.1	personnel reference;

8.1.2	age;

8.1.3	job title;

8.1.4	all remuneration of any kind actually paid on any basis (whether salary, commission, bonus, incentive or otherwise) and other benefits provided since the Accounts Date;

8.1.5	all remuneration of any kind payable or which may become payable on any basis (whether salary, commission, bonus, incentive or otherwise) and other benefits provided or which the Companies are legally or morally bound to pay or provide (now or at or from some future date);

8.1.6	date of commencement of employment or of any previous employment with which such employment is continuous;

8.1.7	notice period required to be given by the Companies and by the employee respectively for termination of the employment;

8.1.8	whether or not a member of a trade union;

8.1.9	date of last increase in salary;

8.1.10	contractual and actual place of employment
8.2	Termination of Employment

In relation to any employee or officer or former employee or former officer of any of the Companies:
8.2.1	neither the Company nor any Subsidiary has in any manner terminated the office or employment of any individual within six months preceding this Agreement;

8.2.2	no employee or officer of any of the Companies is under notice of termination of his engagement
8.3	Disputes with Employees

None of the employees or officers of the Company is in dispute, or so far as the Warrantor is aware is reasonably expected or likely to be in dispute with the Company regarding his employment

8.4	Employee Claims

No present or former officer or employee of any of the Companies has made or threatened to make against any of the Companies any claim of any kind, whether for or based upon an allegation of breach of contract, unfair dismissal, stress, injury or disease, actions of another officer or employee, harassment, discrimination, breach of statutory duty or failure to perform any other obligation in law of an employer The Warrantor is not aware of any actions, events or reasons why any employee (including but not limited to any person contracted to the Companies) may bring an allegation of breach of contract, unfair dismissal, stress, injury or disease, actions of another officer or employee, harassment, discrimination, breach of statutory duty or failure to perform any other obligation against the Companies
8.5	Incentive Schemes

There is attached to the Disclosure Letter a true and complete copy of the rules and all other material information relating to any (whether written or oral) profit sharing, bonus, share option or other incentive scheme, arrangement or practice (whether or not legally binding) (“Incentive Arrangement”) for any officer, employee or consultant of or to any of the Companies or for any group of such persons (whether or not together with other persons) and save for the Incentive Arrangements so Disclosed neither the Company nor any Subsidiary is party to any Incentive Arrangements

8.6	Long-Term Contracts

There is not outstanding any contract of service between any of the Companies and any of their respective officers or employees which is not terminable without compensation (save statutory compensation) on three months’ notice or less nor any consultancy agreement to which any of the Companies is a party

8.7	Trade Unions

The Company does not recognise any trade union (or association of analogous effect in any jurisdiction in which it operates) and is not party to any trade union agreement, house agreement or collective bargaining agreement or other agreement or arrangement (whether formal or informal legally binding or otherwise) relating in any way to employees or their terms or conditions of employment or employment matters;

8.8	Industrial Action

The Company has not been within the past twelve months involved in and is not presently in any jurisdiction involved in any industrial or trade dispute or dispute or negotiation with any trade union or organisation or body of employees and so far as the Warrantor is aware there are no circumstances which would indicate the likelihood of such industrial or trade dispute in any jurisdiction

9.	PENSIONS

9.1	Benefit Obligations

Save in relation to any scheme Disclosed (“the Disclosed Schemes”) neither the Company nor any Subsidiary:
9.1.1	is under any commitment (whether legally binding or established by custom) to make payment of any pension, allowance, lump sums or other like benefit on or following the death, retirement or disability of any existing or former employee or director of the Company or any Subsidiary or for the benefit of any dependants of such persons;

9.1.2	is party to any pension, life assurance or retirement benefit scheme agreement or arrangement of any kind and has maintained and effected, and continues so to do, its whole obligations in each jurisdiction in which the Companies operate to provide pension, assurance, retirement and sickness cover policies;

9.1.3	has given or made any undertaking or assurance as to the introduction, continuance, increase or improvement of any pension or other benefit referred to in this paragraph 9.1;

9.1.4	has paid or promised to pay any ex gratia pensions
9.2	Disclosed Schemes

In relation to each Disclosed Scheme:
9.2.1	Variation of Benefits: No power to increase or vary the benefits to members under the Disclosed Schemes has been exercised or promised to any existing or potential beneficiary

9.2.2	Membership: The names of the persons who are the current members of each Disclosed Scheme have been Disclosed and no discretion to admit any further or other members has been exercised nor have the criteria for eligibility to membership been altered or varied in any way and full details of the provisions relating to eligibility for membership have been Disclosed;

9.2.3	Death and Disability: All benefits payable under the Disclosed Schemes in respect of the death or disability of any member during service are fully insured under policies effected with an insurance company of good repute and standing and each member of the Disclosed Schemes is fully covered by such insurances at normal premium rates on normal terms for persons in good health;

9.2.4	Unpaid Contributions and Benefits: There are not at the date hereof any payments to members of, or contributions to, or payments of any levy or tax or duty payable by, the Disclosed Schemes which have fallen or are accrued due and payable and are unpaid;

9.3	Administration

Each Disclosed Scheme has in all material respects been operated in accordance with the trusts, powers and provisions of their governing documentation and with all applicable legislation and the general requirements of law

9.4	Documentation

Full and correct copies of all material deeds, rules and other documentation constituting or governing the Disclosed Schemes are attached to the Disclosure Letter

9.5	No Litigation or Complaints

There is no current or threatened litigation in relation to the Disclosed Schemes, nor any complaint to any public body in respect of the Disclosed Schemes

10.	TAXATION

10.1	Submission of Returns

All necessary information, notices, computations and returns (all of which are true and accurate and none of which is disputed by the relevant Tax Authority) have been submitted within the time limits prescribed by law by the Company or any Subsidiary to the relevant Tax Authority in respect of Tax for all periods up to and including Completion and there is no reason to suppose that any of such computations and returns will not in due course be accepted as true and accurate by the relevant Tax Authority

10.2	Submission of Claims

The Company and each Subsidiary has duly submitted all claims and disclaimers which have been assumed to be made for the purposes of the Accounts details of which claims and disclaimers are Disclosed in clause 10.2 of the Disclosure Letter

10.3	Payment of Tax Due

All Tax for which the Company and each Subsidiary is liable and which has fallen due for payment has been paid

10.4	Penalties and Interest

Neither the Company nor any Subsidiary has within the six years prior to Completion paid or become liable to pay any penalty or interest in excess of $5,000 in respect of any Tax assessed upon it

10.5	Deduction of Tax

All payments made or procured by the Company and each of the Subsidiaries to any person which ought to have been made under deduction of tax have been so made and (if and to the extent required by law to do so) the Company and each of the Subsidiaries has duly and promptly accounted to the Tax Authority for the tax so deducted

10.6	Back Duty Claims

Except for routine inspections, the Company and each of the Subsidiaries has not been subject to any visit, audit, investigation, discovery or access order by any Tax Authority

10.7	Assets held by the Companies

All assets held by the Companies are substantially dedicated to the active trade and business of the Companies

10.8	Company not a US Controlled Foreign Corporation

The Company is not a US Controlled Foreign Corporation as defined by the United States Internal Revenue Code of 1986 as amended (“the Code”)

10.9	Management and Control

The Companies are managed and controlled in their respective country of incorporation and in no other jurisdiction

10.10	Residence

Each of the Companies is a tax resident of the jurisdiction in which it is incorporated

10.11	Vendor’s Responsibility for Tax

The Vendor is responsible for any and all tax for which it is primarily liable resulting from the sale of the Shares pursuant to this Agreement

10.12	US Real Property Holding Corporation

None of the Companies is considered to be a US Real Property Holding Corporation as that term is defined in section 879 of the Code

11.	INTELLECTUAL PROPERTY

11.1	Details of Intellectual Property

Accurate particulars are set out in Part 1 of Schedule 11 of all registered Intellectual Property (including applications for such rights) and in Part 2 of Schedule 11 of all material unregistered Intellectual Property owned, used or held for use by the Company or the Subsidiaries.

11.2	Licences

Accurate particulars are set out in Parts 3 and 4 of Schedule 11 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which:
11.2.1	the Company or any of the Subsidiaries uses or exploits Intellectual Property (other than off the shelf software or open source software that is generally available for amounts of less than $15,000 per annum) owned by any third party; or

11.2.2	the Company or any of the Subsidiaries has licensed or agreed to license Intellectual Property to, or otherwise permitted the use of any Intellectual Property by, any third party.
11.3	Ownership

Except as set out in Parts 3 and 4 of Schedule 11 and in the Disclosure Letter, the relevant specified Subsidiary is the sole legal and beneficial owner of (or applicant for) the Intellectual Property set out in Parts 1 and 2 of Schedule 11, free from all Encumbrances.

11.4	Rights Required

The Subsidiaries do not require any Intellectual Property other than the Intellectual Property set out in Schedule 11 in order to carry on their respective activities as at the Completion Date.

11.5	Validity and enforceability

The Intellectual Property set out in Parts 1 and 2 of Schedule 11 are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken

11.6	Business Name

The Company and each of the Subsidiaries does not use for any purpose nor carry on business under any name other than its full corporate name

11.7	Software

In respect of computer software used by the Company and each of the Subsidiaries:
11.7.1	save for off the shelf-software or open source software that is generally available for amounts of less than $15,000 per annum and the software used under the licences set out in Part 3 of Schedule 11 the Subsidiaries are the beneficial owners of all copyright and other rights in the same;

11.7.2	all software written for the any Subsidiary has been written by its employees and not by consultants or other persons engaged under contracts for services and no licence in respect of the same has been granted to any third party, and no such software has been written for the Company The Disclosure Letter contains a complete and accurate list of each piece of software which has been developed or created by the Company or by any of the Subsidiaries (or which may be deemed to have been so created) which is or which has been made available to the general public.;

11.7.3	all confidential information (including know-how and trade secrets) owned or used by the Company or the Subsidiaries has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such confidential information, details of which are Disclosed and are set out in the Disclosure Letter);
11.7.4	there are no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.
11.8	Omission

As far as the Warrantor is aware, nothing is due to be done within 30 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property owned or used by the Subsidiaries which are registered or the subject of an application for registration.

11.9	Infringement

As far as the Warrantor is aware, there has been no infringement by any third party of any Intellectual Property nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business or assets of the Companies or any of the Subsidiaries, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

11.10	Agreement and licences

The agreements and licences set out in Part 3 and 4 of Schedule 11:
11.10.1	are valid and binding;

11.10.2	have not been the subject of any breach or default which is material by the Company or any Subsidiary or, as far as the Warrantor is aware, by any other party thereto or of any event which, with the giving of notice or lapse of time, would constitute a material default;

11.10.3	are not the subject of any pending or threatened claim, dispute or proceeding,; and

11.10.4	have, where required, been duly recorded or registered.
11.11	Change of Control

A change of control of the Company or any of the Subsidiaries will not result in the termination of the licences set out in Part 3 and 4 of Schedule 11.

11.12	Infringement and royalties
11.12.1	Subject to and on the basis stated in paragraph 11.12.2 of this Schedule, the manufacture and sale of goods sold by the Companies:
(a)	have not infringed and do not infringe the Intellectual Property Rights of any third party;

(b)	have not constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition;

(c)	have not given and do not give rise to any obligation to pay any royalty, fee compensation or any other sum whatsoever.

11.12.2	Insofar as the warranty in the preceding paragraph 11.12.1 applies to products and components which the Companies sourced from third parties and did not originate and develop themselves, it shall cease to have effect three months after Completion except in respect of claims received by the Purchaser or the Companies within three months from Completion
12.	INFORMATION TECHNOLOGY

12.1	Definition

In this paragraph “IT System” means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company or any of the Subsidiaries.

12.2	Owners of IT System

The Subsidiaries are the owners of the IT System free from Encumbrances. The Subsidiaries have obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

12.3	Elements of IT System

The elements of the IT System:
12.3.1	are functioning properly and in accordance with all materially applicable specifications;

12.3.2	are not defective in any material respect and have not been materially defective or materially failed to function during the last twelve months;

12.3.3	have sufficient capacity and performance to meet the current business requirements of the Subsidiaries;

12.3.4	have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements.
12.4	Disaster Recovery Plan

The Subsidiaries have in place a disaster recovery plan which is fully documented and would enable the business of the Subsidiaries to continue if there were significant damage to or destruction of some or all of the IT System. A copy of the plan is attached to the Disclosure Letter.

12.5	Dates

The performance and functionality of the IT System (and any other equipment and systems owned or used by the Subsidiaries which depend on date-programmed control devices) has not been affected by any changes in dates. In particular:
12.5.1	no value for a current date has caused any interruption in operation; and

12.5.2	date-based functionality has behaved consistently for all dates.

12.6	Currencies

The IT System is capable of:
12.6.1	performing its functions in the euro and the Dollar; and

12.6.2	displaying and printing the generally accepted symbols for the euro and the Dollar.
13.	DATA PROTECTION

The Company and the Subsidiaries have complied in all respects with the Data Protection Act 1984 and the Data Protection Act 1998 as applicable to them.

14.	ENVIRONMENTAL MATTERS

14.1	Breach of Legislation

Neither the Company nor any Subsidiary has breached or been notified of any breach of any Environmental Law and so far as the Warrantor is aware there are no circumstances which would entitle or require any competent authority or any other third party to serve notice or commence proceedings as a result of any such breach

14.2	Litigation

There are no disputes affecting the Companies and no ongoing litigation or claim made by or against the Companies relating to any Environmental Law

14.3	Hazardous Substances

Neither the Company nor any Subsidiary uses, stores, spills, transports or disposes of hazardous substances

14.4	Authorisations

In respect of any process or activity or matter which may require consent, licence or authority (written or otherwise) pursuant to any Environmental Law:
14.4.1	all authorisations to be granted by any competent authority have been obtained;

14.4.2	the conditions to which such authorisation is subject have been complied with; and

14.4.3	no notice of any breach of such conditions has been received
14.5	Authorisations withdrawn

Neither the Company nor any Subsidiary has received any notification of withdrawal of such authorisation nor is there any circumstance that would entitle or require the competent authority to withdraw such authorisation

15.	GENERAL

There is no agreement or arrangement pursuant to which the Company or any Subsidiary is or may become liable to pay to any person any finders fee, commission, brokerage or professional fees in relation to or by reason of the transaction effected by the Agreement

SCHEDULE 4
Tax Covenant
1.	INTERPRETATION

1.1	Definitions and Rules of Interpretation

The definitions and rules of interpretation in this paragraph apply in this Tax Covenant

“Event”	means any event, act, transaction or series of transactions (including entering into and/or completion of this Agreement) or omission and without limitation the receipt or accrual of any income, the realisation of any gains, any distribution or failure to distribute, and the acquisition, disposal, transfer, payment, loan or advance;

“Liability for Tax”	means:

(a) any liability to make a payment or increased payment of Tax;

(b) any liability to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by any Purchaser’s Relief;

(c) the loss or utilisation of any Purchaser’s Relief within paragraph (b) of its definition;

and in paragraphs 3 (Exclusions), 6 (Over-provisions, reliefs etc), 7 (Recovery from other persons) and 8 (Conduct of Claims) “Liability for Tax” shall also mean a Claim under the Tax Warranties;

“Purchaser’s Relief”	means:

(a) any Relief which arises wholly in respect of or by reference to or in consequence of any period after Completion or any Event occurring after Completion; and

(b) any Relief which was treated as an asset in the Completion Accounts;

“Relief”	means any loss, allowance, exemption, set-off, deduction, right to repayment or credit or other relief available in relation to Tax or to the computation of income, profits or gains for the purposes of any Tax

1.2	Status of definitions and rules of interpretation in this Agreement

Save as otherwise defined in this Tax Covenant or where the context clearly otherwise requires, words and expressions defined in this Agreement shall have the same meanings herein as therein and clause 1 of this Agreement and any other provisions in this Agreement concerning matters of construction or interpretation shall also apply in this Tax Covenant

1.3	Further Interpretation

In this Tax Covenant:
1.3.1	references to income or profits or gains earned, accrued, received or realised, as the case may be, include income or profits or gains deemed to have been earned, accrued, received or realised, as the case may be, for the purposes of any legislation relating to Tax;

1.3.2	a reference to the loss of a Relief or of a right to repayment of Tax includes a reference to any loss, reduction, restriction, withdrawal, nullification or cancellation of a Relief or right to repayment of Tax;

1.3.3	a reference to the utilisation of a Relief or of a right to repayment of Tax includes a reference to the utilisation or setting-off of a Relief or a right to repayment of Tax;

1.3.4	a reference to income, profits or gains includes receipts, value and any other criteria used in establishing the incidence of any Tax or measure in establishing the amount of any Liability for Tax;

1.3.5	a reference to any statute, statutory provision or statutory instrument shall be construed first as a reference to such statute, statutory provision or statutory instrument as in force at the date of this Tax Covenant and as subsequently re-enacted or consolidated and second as a reference to any statute, statutory provision or statutory instrument of which such statute, statutory provision or statutory instrument is a re-enactment or consolidation;

1.3.6	any words or phrases which are not defined in this Tax Covenant or in this Agreement but which are defined or used in any legislation relating to Tax which is relevant to the context shall have the same meaning in this Tax Covenant in relation to that context as it has in the relevant legislation;

1.3.7	references to a paragraph or sub-paragraph are, unless otherwise stated, to a paragraph or sub-paragraph in this Schedule

2.	COVENANT TO PAY
2.1.1	Subject to the following provisions of this Tax Covenant the Warrantor covenants with the Purchaser to pay to the Purchaser an amount equal to any Liability for Tax of any of the Companies in consequence of:
(a)	any income, profits or gains earned, accrued, received or realised on or before Completion; or

(b)	any Event occurring on or before Completion.
2.1.2	The Warrantor covenants with the Purchaser to pay to the Purchaser an amount equal to any costs or expenses reasonably and properly incurred by any of the Companies and/or the Purchaser after Completion in connection with any Liability for Tax for which a successful claim is made under paragraph 2.1.1
3.	EXCLUSIONS

3.1	Specific Exclusions

The covenant contained in paragraph 2 shall not apply and the Purchaser shall have no Claim against the Warrantor under it and the Purchaser shall have no Claim against the Warrantor under the Tax Warranties to the extent that:
3.1.1	provision or reserve in respect of the Liability for Tax in question (including any provision or reserve made in respect of deferred Tax) is made or reflected in the Accounts, the Management Accounts or the Completion Accounts or referred to in the notes thereto or to the extent that payment or discharge of such Liability for Tax has been taken into account in the Accounts, the Management Accounts or the Completion Accounts;

3.1.2	the Purchaser has been compensated by the Warrantor for breach of any of the Warranties in respect of the same liability;

3.1.3	Reliefs other than Purchaser’s Reliefs are available to set against the Liability for Tax in question;

3.1.4	the Liability for Tax arises or is increased as a result only of any increase in rates of Tax or any change in law or published practice or any withdrawal of any published extra-statutory concession by a Tax Authority, being an increase, withdrawal or change made, in any such case, after Completion with retrospective effect;

3.1.5	such Liability for Tax would not have arisen but for a voluntary act carried out or effected by any of the Companies or any member of the Purchaser Group at any time after Completion, other than any such act:-
(a)	carried out or effected under a legally binding commitment created on or before Completion; or

(b)	carried out or effected in the ordinary course of the business carried on at the time of Completion by the Company or any relevant Subsidiary;
3.1.6	such Liability for Tax arises by reason of a disclaimer or revocation by any of the Companies or a revision to a claim by any of the Companies after Completion of the whole or part of any claim for Relief made (whether provisionally or otherwise) by any of the Companies prior to Completion; or

3.1.7	such Liability for Tax arises as a result of any changes after Completion in the bases, methods or policies of accounting of any of the Companies;

3.1.8	a claim arising out of the same circumstances under this Tax Covenant or the Tax Warranties has been satisfied;

3.1.9	such Liability for Tax arises from the cessation of any business of any of the Companies after Completion;

3.1.10	such Liability for Tax would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of any of the Companies after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing the making or giving or doing of which was taken into account in preparing the Accounts, the Management Accounts or the Completion Accounts;

3.1.11	such Liability for Tax arises as a result of transactions in the ordinary course of business of any of the Companies since the Accounts Date;

3.1.12	any income, profits, gains or receipts in respect of which such Liability for Tax arises were earned, accrued or received by any of the Companies but were not reflected in the Completion Accounts;

3.1.13	such Liability for Tax has been or is able to be discharged, or the Purchaser or the Companies have been otherwise compensated for it, at no cost to the Purchaser or the Companies;

3.1.14	such Liability for Tax comprises stamp duty or stamp duty reserve tax chargeable on or in respect of this Agreement or on or in respect of any document executed pursuant to the terms of this Agreement or for the purpose of giving effect to it;

3.1.15	such Liability for Tax arises or is increased as a consequence of any failure by the Purchaser and/or any of the Companies to comply with any of their respective obligations under this Tax Covenant;

3.1.16	such Liability for Tax arises or is increased as a consequence of the Agreement or any Event or other matter provided for in or effected pursuant to the Agreement

3.2	Other Limitations

The liability of the Warrantor shall be further limited in accordance with the provisions (to the extent specified therein) of Schedule 5 (Limitations on Claims)

4.	AMOUNT OF LIABILITY FOR TAX

4.1	Determination of Liability

The amount of any Liability for Tax shall be determined in accordance with the provisions of this paragraph 4

4.2	Actual Payments

In the case of a Liability for Tax which involves a liability of any of the Companies to make an actual payment or increased payment of Tax, the amount of the Liability for Tax shall be the amount of such payment or increased payment

4.3	Purchaser’s Relief

In the case of a Liability for Tax which involves a liability of any of the Companies to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the set off of any Purchaser’s Relief against such Liability for Tax, the amount of the Liability for Tax shall be the amount of Tax which would have arisen but for such setting off of a Purchaser’s Relief

4.4	Loss of Relief

In the case of a Liability for Tax which involves the loss of any Purchaser’s Relief (other than a right to a repayment of Tax), the amount of the Liability for Tax shall be the amount of the Purchaser’s Relief lost

4.5	Repayments

In the case of a Liability for Tax which involves the loss of a Purchaser’s Relief which is a right to a repayment of Tax, the amount of the Liability for Tax shall be the amount of the repayment so lost

5.	TIME FOR PAYMENT

5.1	Due Date

The due date for payment of any amount payable by the Warrantor to the Purchaser under this Tax Covenant shall be determined in accordance with the provisions of this paragraph 5

5.2	Actual Payments

In the case of a Liability for Tax which involves a liability of any of the Companies to make an actual payment or increased payment of Tax, the due date for payment shall be the later of the third Working Day prior to the date on which the Tax is finally due to the relevant Taxing Authority (taking into account any postponement of such Tax obtained by the Company or any relevant Subsidiary) and the date which is seven Working Days after the Purchaser has served notice on the Warrantor demanding payment
5.3	Reliefs

In the case of a Liability for Tax which involves a liability of any of the Companies to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use by the Company or any relevant Subsidiary of any Purchaser’s Relief, the due date for payment shall be the later of the third Working Day prior to the date on which the Tax (if any) (being the Tax which would, but for such Purchaser’s Relief being utilised against such Liability for Tax, otherwise have been satisfied, avoided or reduced by such Purchaser’s Relief) would have been payable to the relevant Tax Authority and the date which is seven Working Days after the Purchaser has served notice on the Warrantor demanding payment

5.4	Notice

In any other case the due date for payment shall be the seventh Working Day after the date on which the Purchaser demands payment in writing

5.5	Interest

If any amount payable by the Warrantor to the Purchaser or any amount payable by the Purchaser to the Warrantor under this Tax Covenant is not paid on the due date for payment, then, except and to the extent that the Warrantor’s liability hereunder compensates the Purchaser for the late payment by virtue of the definition of “Tax” including interest, the person by whom that sum is payable shall pay to the person to whom it is payable interest upon it (as well after as before judgment) at that rate which is two percentage points above the base rate from time to time declared by The Royal Bank of Scotland plc from the date payment fell due until the date payment is made

6.	OVER-PROVISIONS, RELIEFS ETC

6.1	Over-Provisions

If the auditors for the time being of the Company or any relevant Subsidiary shall certify (at the request and expense of the Warrantor) that any provision for Tax in the Accounts, the Management Accounts or the Completion Accounts has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with paragraph 6.3

6.2	Reliefs

If the auditors for the time being of the Company or any relevant Subsidiary shall certify (at the request and expense of the Warrantor) that any Liability for Tax which has resulted in a payment having been made or becoming due from the Vendor under this Tax Covenant or the Tax Warranties will give rise to a Relief for any of the Companies which would not otherwise have arisen, then the amount of that Relief shall be dealt with in accordance with paragraph 6.3; provided that if the Relief in question is a deduction from or set off against income, profits or gains the amount to be so dealt with shall be a sum equal to the amount of Tax that would be saved through the use of that Relief on the basis of the rates of tax current at the date of the certification made by the auditors under this paragraph
6.3	The Relevant Amount

Where it is provided under paragraph 6.1 or 6.2 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph:
6.3.1	the Relevant Amount shall first be set off against any payment then due from the Warrantor under this Tax Covenant or the Tax Warranties; and

6.3.2	to the extent there is an excess, a refund shall be made to the Vendor of any previous payment or payments made by the Warrantor under this Tax Covenant or the Tax Warranties and not previously refunded under this paragraph up to the amount of such excess; and

6.3.3	to the extent that the excess referred to in sub-paragraph 6.3.2 is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantor under this Tax Covenant or the Tax Warranties
6.4	Auditors Review

Where any such certification as is mentioned in paragraph 6.1 or 6.2 has been made, the Warrantor or the Purchaser may request the auditors for the time being of the Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended

6.5	Adjustment of Relevant Amount

If the auditors certify under paragraph 6.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 6.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Warrantor or (as the case may be) to the Warrantor

6.6	Auditors’ Certificate

If the Warrantor requests the Company’s auditors give a certificate under or pursuant to paragraph 6.2 or 6.5, the Purchaser shall procure, so far as it is able, that the Company’s auditors will not unreasonably withhold or delay the issue of such certificate and, where there are no such auditors at the time of such request, the Purchaser shall procure, so far as it is able, that such certificate is issued by the Company’s auditors immediately prior to Completion or (if such auditors have ceased to exist) the person practicing in succession to such auditors or (if there is no such person) a suitable independent person who shall be appointed by the Purchaser and approved by the Vendor (such approval not to be unreasonably withheld)
7.	RECOVERY FROM OTHER PERSONS

If, in the event of any payment having been made by the Warrantor under paragraph 2 or the Tax Warranties or in the event of the Warrantor being or becoming liable to make such a payment, any of the Companies are entitled to recover from any person, including any Tax Authority but excluding any of the Companies or the Warrantor, any sum in respect of the Liability for Tax which has resulted in such payment having been made by or becoming due from the Warrantor, the Purchaser shall procure that the Warrantor is promptly notified of such entitlement and shall, if so required by the Warrantor and at the Warrantor’s expense, take all steps which the Warrantor shall reasonably request in writing to enforce that recovery and the Purchaser shall account to the Warrantor for whichever is the lesser of:
7.1.1	any sum so recovered or recoverable by the Company or any relevant Subsidiary in respect of such Liability for Tax (but after deducting all costs (including any additional Taxation), liabilities and expenses incurred by the Purchaser and/or the Company or any relevant Subsidiary under or pursuant to this paragraph); and

7.1.2	the amount paid or payable by the Warrantor under paragraph 2 or the Tax Warranties in respect of such Liability for Tax
8.	CONDUCT OF CLAIMS

8.1	Purchaser to notify claims

If any member of the Purchaser Group or any of the Companies receives notice of any assessment, notice or demand (referred to below as a “Tax Claim”) from which it appears that the Warrantor may have a liability under this Tax Covenant or the Tax Warranties the Purchaser shall within ten Working Days give written notice thereof to the Warrantor

8.2	Purchaser to take action

Subject to the following provisions of this paragraph, the Purchaser will promptly take (and procure that the Company or any relevant Subsidiary takes) such action as the Vendor may reasonably request in writing to dispute, avoid, resist, appeal, compromise or defend the Tax Claim and (without limitation and if the Vendor so requests) shall permit the

Vendor to take over the conduct of the Tax Claim or of any proceedings in connection with the Claim
8.3	Purchaser at liberty to admit etc

The Purchaser or the Company or any relevant Subsidiary shall be at liberty without reference to the Warrantor to admit, compromise, settle, discharge or otherwise deal with any Tax Claim on such terms as they shall in their reasonable discretion think fit, without prejudice to their remedies under this Tax Covenant or the Tax Warranties, after whichever is the earliest of:
8.3.1	the expiry of forty Working Days after the Warrantor has been given notice of the Tax Claim (which notice shall expressly mention such time limit) in accordance with paragraph 8.1 if upon the expiry of such period the Purchaser has not received instructions in writing in respect of the Tax Claim in accordance with paragraph 8.2;

8.3.2	the expiry of a period of twenty Working Days following the service of a bona fide notice (which notice shall expressly mention such time limit) by or on behalf of the Purchaser on the Warrantor requiring the Warrantor to clarify or explain the terms of any request made under paragraph 8.2 during which period no such clarification or explanation has been sent to the Purchaser;

8.3.3	the Purchaser being notified in writing by the Warrantor that it considers that the Tax Claim should no longer be resisted
8.4	Indemnity for costs

Notwithstanding paragraph 8.2 neither the Purchaser nor any of the Companies shall be bound to take any action requested by the Warrantor unless and until the Warrantor has agreed in writing to indemnify the Purchaser and the Companies against all costs (including any additional Tax), liabilities and expenses which may be incurred by the Purchaser and/or the Companies under or pursuant to paragraph 8.2

9.	TAX ON PAYMENTS BY VENDOR OR PURCHASER

9.1	No Deduction

Save in respect of interest payable by virtue of paragraph 5.5, all payments by the Warrantor or the Purchaser under this Tax Covenant shall be made in full without any deduction or withholding (whether in respect of Tax, set-off, counter claim or otherwise) unless the deduction or withholding is required by law, in which case the Warrantor or the Purchaser (as the case may be) shall forthwith pay such additional amount as will ensure that the Purchaser or the Warrantor (as the case may be) receive a net amount equal to the full amount which they would have received but for such deduction or withholding

9.2	Gross-up

If any payment (other than a payment of interest pursuant to paragraph 5.5) received by the Purchaser or the Warrantor under this Tax Covenant is subject to Tax, the Warrantor or the Purchaser (as the case may be) shall pay to the Purchaser or the Warrantor (as the case may be) such additional amount (after taking into account any Tax payable in respect of such additional amount) as will ensure that the Purchaser or the Warrantor (as the case may be) receive and retain a net amount equal to the full amount which they would have received and retained had the payment not been subject to Taxation

10.	COUNTER INDEMNITY

10.1	Meaning of “Warrantor”

In this paragraph 10 “Warrantor” includes the Trustee, any other person who is at any time a trustee of the Trust or an officer or employee of any such trustee or is a beneficiary of the Trust and the covenant in this clause 10 shall be enforceable by each of such persons

10.2	Purchaser’s Covenant

The Purchaser hereby covenants with the Warrantor to pay to the Warrantor an amount equal to:-
10.2.1	any Liability for Tax of the Warrantor by reason of Tax (not being Tax in respect of which the Warrantor is liable to make a payment under paragraph 2) assessed by a Tax Authority on any of the Companies for any accounting period beginning before Completion remaining unpaid; and

10.2.2	any costs reasonably and properly incurred by the Warrantor after Completion in connection with any Liability for Tax for which a successful claim is made under paragraph 10.2.1
10.3	Provisions of this Schedule to apply in respect of Purchaser’s Covenant

Paragraphs 5 (Time for Payment) and 8 (Conduct of Claims) shall apply to this paragraph mutatis mutandis as if references to the Warrantor were references to the Purchaser and vice versa

11.	TAX RETURNS

11.1	Preparation of tax returns for periods ended on or before Accounting Date

The Warrantor or its duly authorised agent shall prepare the tax returns and computations of the Companies for all accounting periods ended on or before the Accounts Date to the extent that the same have not been prepared before Completion, and submit them to the Purchaser. The costs reasonably and properly incurred of preparing such returns and computations shall be borne by the Warrantor, save and to the extent that provision for such costs is made in the Completion Accounts, in which event and to such extent such costs shall be borne by the Company or any relevant Subsidiary
11.2	Submission of tax returns

The Purchaser shall procure that the returns and computations referred to in paragraph 11.1 shall be authorised, signed and submitted to the relevant Tax Authority without amendment or with such amendments as the Purchaser reasonably considers to be necessary and shall give the Warrantor or its agent all such assistance as may reasonably be required to agree those returns and computations with the relevant Tax Authority, provided that the Purchaser shall not be obliged to take any such action as is mentioned in this paragraph 11.2 in relation to any return that is not full, true and accurate in all material respects

11.3	Conduct of matters relating to tax returns

The Warrantor or its duly authorised agent shall prepare all documentation and shall have conduct of all matters (including correspondence) relating to the tax returns and computations of the Companies for all accounting periods ended on or prior to the Accounts Date, provided that the Warrantor shall not, without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) to the relevant Tax Authority or agree any matter with the relevant Tax Authority. The reasonable and proper costs of any professional fees in relation to such matters shall be borne by the Warrantor

11.4	Access to books, accounts etc.

The Purchaser shall procure that the Companies afford such access to their books, accounts and records as is necessary and reasonable to enable the Warrantor or their duly authorised agent to prepare the corporation tax returns and computations of the Companies for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 11 and the reasonable and proper costs of any professional fees incurred by any of the Companies under this paragraph 11.4 shall be borne by the Warrantor

11.5	Accounting period current at Completion

The Purchaser or its duly authorised agent shall prepare the tax returns and computation for the Companies for the accounting period current at Completion and shall send drafts of such returns and computations to the Vendor or its duly authorised agent for review and comment prior to submission to the relevant Tax Authority. The Purchaser shall incorporate into such returns and computations any reasonable comments of the Vendor or its duly authorised agent prior to such returns and computations being submitted to the relevant Tax Authority

11.6	Paragraph 8 (Conduct of Claims) to take precedence

For the avoidance of doubt:
11.6.1	where any matter relating to Tax gives rise to a Claim, the provisions of paragraph 8 (Conduct of Claims) shall take precedence over the provisions of this paragraph 11; and

11.6.2	the provisions of this paragraph 11 shall not prejudice the rights of the Purchaser to make a claim under this Tax Covenant in respect of any Liability for Tax
12.	GENERAL

Any sum paid by the Warrantor or repaid by the Purchaser hereunder shall (so far as possible) be by way of an adjustment to the Consideration given by the Purchaser for the Shares

SCHEDULE 5
Clause 5.1 : Limitations on Claims
1.	LIMITATION OF LIABILITY

In this Schedule any reference to the Trustee or the Vendor includes a reference to the Warrantor and vice versa.

1.1	Time Limitations

The liability of the Warrantor shall terminate as follows:
1.1.1	all liability under the Warranties, other than the Tax Warranties, shall terminate at midnight on the second anniversary of Completion except in respect of Claims thereunder of which notice is given both to the Warrantor and to the Vendor’s Representative before that time and, in the case of any Claim of which notice is so given, such liability shall terminate twelve months from the date upon which notice of the Claim is so given unless legal proceedings in respect of it are commenced and served upon the Warrantor within that twelve month period;

1.1.2	all liability under the Tax Warranties and the Tax Covenant shall terminate at midnight on the sixth anniversary of Completion except in respect of Claims thereunder of which notice is given both to the Warrantor and to the Vendor’s Representative before that time and, in the case of any Claim of which notice is so given, such liability shall terminate twelve months from the date upon which notice of the Claim is so given unless legal proceedings in respect of it are commenced and served upon the Warrantor within that twelve month period
1.2	Exclusion of Limitation Acts

The Warrantor shall not plead the Limitation Act 1980 in respect of any Claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

1.3	Minor Claims

The Warrantor shall not be liable in respect of any Claim for breach of a Warranty or under the Tax Covenant unless the amount for which the Warrantor would be liable under such Claim but for this paragraph 1.3 (disregarding costs) is greater than $10,000.

1.4	Materiality Threshold

The Warrantor shall not be liable in respect of any Claim for breach of a Warranty or under the Tax Covenant unless the aggregate liability of the Warrantor (disregarding this paragraph 1.4 and disregarding costs) in respect of all such Claims (other than those to be disregarded under paragraph 1.3 above) exceeds $300,000 in aggregate (in which event the Warrantor shall be liable for the entire amount and not merely the amount in excess of $300,000).

1.5	Maximum Aggregate Liability

The aggregate liability of the Warrantor in respect of all Claims for breach of a Warranty or under the Tax Covenant (including costs) shall in any event not exceed the amount of the Cash Consideration as finally agreed or determined.

1.6	No Claim for Breach

The Purchaser shall not be entitled to make any Claim under the Warranties (not being a claim under the Tax Warranties) and the Warrantor shall not be liable:
1.6.1 to the extent that the subject matter of that Claim is Disclosed;
1.6.2	to the extent that the Claim would not have arisen but for a change in any law or regulation made after Completion or withdrawal of any published concession or published change in practice of any Tax Authority after the Effective Time (whether or not the change purports to be effective retrospectively in whole or in part); or

1.6.3	to the extent that the Claim arises as a result of any change in any accounting principles or practices introduced after Completion; or

1.6.4	to the extent that the Claim has been previously satisfied under the Tax Covenant or by an indemnity claim hereunder; or

1.6.5	to the extent that the matter giving rise to the Claim arises from any voluntary act, transaction or arrangement by or involving any of the Companies or any member of the Purchaser Group which is:
(a)	outside the ordinary course of the business of the Companies as conducted at the date of this Agreement and which occurs after Completion; and

(b)	not carried out pursuant to any obligation of the Companies incurred before Completion
1.6.6	Without prejudice to whether a matter is Disclosed, it is agreed that the full content of each document included in the disclosure bundle forming part of the Disclosure Letter is Disclosed regardless of the language in which it is written and that it is the responsibility of the Purchaser to obtain any translation that it considers appropriate and to study and understand the same
2.	MULTIPLE RECOVERY

2.1	Receipts from Third Parties

If the Warrantor makes any payment in connection with any Claim under the Warranties (not being a claim under the Tax Warranties) and any of the Companies or any member of the Purchaser Group receives any payment (other than from the Warrantor) in connection with the circumstances giving rise to such Claim in respect of which such payment was made, the Purchaser shall, once such payment has been received and to the extent only that retention of the payment made by the Warrantor would leave the Purchaser compensated more than once for the same loss and extent of loss and thereby constitute multiple recovery, repay to that Warrantor an amount equal to the lesser of the amount of the payment which has been so received and the payment made by that Warrantor so as to eliminate any double recovery.
2.2	Repayment to Warrantor

Where the Purchaser recovers from some other person any sum in respect of any matter or event which gives rise to a Claim under the Warranties (not being a claim under the Tax Warranties), the sum recovered will reduce the amount of such Claim (and, in the event of the recovery being delayed until after such Claim has been satisfied by the Warrantor, the sum recovered will be paid to the Warrantor after deduction of all reasonable costs and expenses of the recovery) but only to the extent that but for the reduction and repayment the Purchaser would receive compensation greater than the amount of its loss.

2.3	Satisfaction of Claims

Payment of any Claim will to the extent of such payment satisfy and preclude any other Claim which is capable of being made in respect of the same loss.

2.4	No Double Recovery

In no circumstances shall the Purchaser be entitled to recover or obtain compensation more than once in respect of the same loss.

2.5	Tax Losses

No warranty is given that any loss suffered or incurred by any of the Companies will be available to be set against or allowed as a deduction from any income or gains of any of the Companies and the Warrantor shall have no liability, under the Warranties or the Tax Covenant, if any such loss is not so available or allowed.

3.	REDUCTION IN CONSIDERATION

Any payment made by the Warrantor in respect of a Claim shall be treated as a reduction in the Cash Consideration.

4.	GENERAL PROTECTIONS

4.1	Mitigation

If it comes to the knowledge of any of the Purchaser Group or the Companies that circumstances exist which could give rise to a Claim under the Warranties it shall take all commercially reasonable steps to mitigate the loss which it suffers by reason of those circumstances.

4.2	Contingent Liabilities

The Warrantor shall have no liability under the Warranties in respect of any matter which is contingent only until such time as the contingent liability ceases to be contingent and becomes actual. If a Claim arises in respect of a contingent liability notice of that Claim must be given within the applicable time limit specified in paragraph 1 of this Schedule and the Warrantor’s liability in respect of the Claim so notified shall be limited to so much of the contingent liability as becomes an actual liability before the second anniversary of that applicable time limit provided that, in the case of a contingent liability which is a claim by a third party against any of the Companies, if before that anniversary legal proceedings are commenced against any of the Companies by the claimant the time period shall be extended from that second anniversary until the proceedings have been finally disposed of.

4.3	Overriding Effect

The provisions of this Schedule apply notwithstanding any other provision to the contrary of this Agreement or its Schedules and will not cease to have effect in consequence of any rescission or termination by the Purchaser of any other provisions of this Agreement.

4.4	Conduct of Claims

Wherever under this Agreement any of the Purchaser Group or the Companies has reasonable cause to consider that it has or may have a Claim under the Warranties (not being a claim under the Tax Warranties) the Purchaser shall procure that:
4.4.1	it shall notify the Vendor’s Representative of the same as soon as reasonably practicable, stating in reasonable detail the nature of the matter the subject of such Claim, all available material relevant information concerning such Claim and if practicable the amount claimed;

4.4.2	it shall promptly consult with the Vendor’s Representative in respect of such Claim and shall not admit, compromise, settle or negotiate with any third party upon any matter which is the subject of the Claim;

4.4.3	with respect to such Claims which relate to claims made by a third party, it shall afford to the Vendor’s Representative the entire conduct of such claim and all proceedings and negotiations in relation to it and shall cooperate in any such proceedings; provided that if the Vendor’s Representative does not promptly assume or if there is any conflict of interest or potential conflict of interest between the Companies and the Warrantor, then the Companies shall be permitted to procure its own counsel and to participate in the conduct of such Claim;

4.4.4	The Vendor’s Representative shall not make any settlement or compromise of any such third party claim, or agree to any matter in the conduct of such proceedings which may affect the amount of the liability in connection with such third party claim without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed and provided always that, in the event of the Purchaser refusing approval of such settlement or compromise, the Vendor’s Representative shall have no liability in respect of any claim arising therefrom in excess of the figure at which it could have settled or compromised the relevant third party claim;

4.4.5	the Purchaser, upon being indemnified against any liability, costs, claims, losses or expenses (including legal fees) which it might reasonably incur in respect or as a result of the action taken by the Vendor’s Representative or by reason of complying with such request, shall provide and procure that the Companies provide such assistance and information within its possession as the Vendor’s Representative reasonably requests;

4.4.6	the Purchaser shall make or procure to be made available to the Vendor’s Representative and provide copies of all relevant books of account, records and correspondence of any of the Companies and permit the Vendor’s Representative and his advisers and representatives to ascertain or copy any relevant information therein to the extent relevant to the subject matter of such Claim, except if such access, disclosure and/or copying is not permitted by law.
4.5	Rights of Subrogation

If the Warrantor satisfies any Claim under the Warranties (other than the Tax Warranties) it shall be entitled to full subrogation to the rights of the relevant one of the Companies or of the Purchaser against any third party to the extent that the Warrantor has so satisfied the Claim and the Purchaser shall and shall procure that the relevant member of the Purchaser Group and the Companies shall co-operate with all reasonable requests of the Warrantor to assist in collection from the third party provided that the Warrantor shall reimburse the Purchaser and the Companies against all reasonable out-of-pocket expenses incurred in complying with any request by them.

4.6	Insurance

The following shall apply in respect of insurance:
4.6.1	The Purchaser shall procure that for at least two years from Completion, the Companies maintain insurance at least to cover materially similar risks with not materially less than the extent of cover as the Companies maintain at the date of Completion

4.6.2	If and to the extent that any matter, fact or circumstance which constitutes a breach of any of the Warranties is the subject of any insurance cover which at the relevant time is held by the relevant one of the Companies:

(a)	the Purchaser shall procure that the relevant claim is duly made to the insurer in accordance with the terms of the policy and is diligently pursued in good faith (but without obligation to commence legal proceedings);

(b)	if after the Purchaser has expended commercially reasonable efforts to recover from the insurer the full amount of the loss associated with the claim under the relevant policy and full recovery is not obtained, the Purchaser shall consult with the Warrantor in good faith regarding the same; if after good faith consultation agreement is not reached regarding the utility of additional efforts to seek recovery from the insurer the Purchaser may make a claim hereunder ;

(c)	the Warrantor shall be liable only for such amount of the loss suffered by reason of the breach which exceeds the amount recovered or recoverable under such insurance (or which would have been recoverable under any policy of insurance had the Purchaser performed its obligations under paragraph 4.6.1 of this Schedule);

(d)	the Purchaser shall permit the Warrantor to pursue the claim against the insurer in the name and on behalf of the relevant one of the Companies and paragraphs 2.1, 2.2 and 4.5 shall apply
4.7	Over Provisions

If any provision or reserve made or reflected in the Accounts or in the Completion Accounts is subsequently found to exceed the liability or matter for which it was made, the amount of such excess shall be set against any liability of the Warrantor in respect of any Claim under the Warranties (other than the Tax Warranties); and if after the Warrantor has made any payment in respect of any Claim any such provision or reserve is so found to be excessive the amount of such excess shall be repaid by the Purchaser to the Warrantor. A provision or reserve shall be found to be excessive when it is released in any audited accounts of any of the Companies

5.	TRUSTEE PROVISIONS

5.1	Limitation to Trust Assets

Without prejudice to any other limitation on the liability of the Vendor under this Agreement, the liability of the Vendor in respect of all claims under or in connection with this Agreement shall extend only to the realisable value, at the date such claim falls due to be discharged, of the assets comprised in the Trust under the direct control of the Vendor as trustee of the Trust from time to time.

5.2	Prohibition on Trust Distributions

The Warrantor undertakes that, with the exception of payment of their fees and expenses as are properly payable out of the assets the subject of the Trust, any taxation for which the Trust is or becomes liable and except as expressly provided in this paragraph 5 it will not before the sixth anniversary of Completion pay, transfer, appoint, disburse, lend or otherwise dispose (whether absolutely or otherwise) in any manner to any person (except by way of security or pursuant to enforcement of security granted to a third party not connected with the Warrantor) any part of the assets the subject of the Trust (a “disposal”) which will result in the value of the remaining assets having a realisable value immediately following such disposal less than:
5.2.1	where the disposal occurs during the first year after Completion, one hundred per cent of the amount of the Cash Consideration;

5.2.2	where the disposal occurs during the second year after Completion, seventy five per cent of the amount of the Cash Consideration;

5.2.3	where the disposal occurs during the third year after Completion, fifty per cent of the amount of the Cash Consideration;

5.2.4	where the disposal occurs after the third year after Completion but before the sixth anniversary of Completion, thirty per cent of the amount of the Cash Consideration
5.3	Disposals after Receipt of Claim

Notwithstanding the provisions of the preceding paragraph 5.2 the Warrantor shall not at any time after it has received notice of a Claim and until such Claim has been finally resolved and any liability in respect of it settled in full, make any disposal of any assets the subject of the Trust without first setting aside and retaining as part of the assets of the Trust assets having a realisable value not less than the lesser of the amount of the Warrantor’s liability in respect of such Claim and the maximum amount for which the Warrantor could then be held liable having regard to the limitations contained in this Agreement.

5.4	Permitted Distributions to Beneficiaries

Notwithstanding the provisions of the preceding paragraphs 5.2 and 5.3, the Warrantor shall be entitled to make a distribution of assets the subject of the Trust in favour of a beneficiary of the Trust if, before such distribution is made, such beneficiary has entered into a deed of adherence containing a direct covenant and undertaking in favour of the Purchaser in a form approved by the Purchaser (such approval not to be unreasonably withheld or delayed) whereby the beneficiary shall agree to observe and be bound by the provisions of this Agreement on the part of the Warrantor and to accept several liability in respect of Claims, in each case only to the extent of the lesser of the value of the assets the subject of the distribution (determined at the date of distribution) and that proportion of the maximum liability of the Warrantor under this Agreement immediately prior to the distribution which is represented by the amount of the distribution and the Warrantor shall be released from liability in respect of such Claims to the extent of such value.

5.5	Prohibited Acts

The Warrantor undertakes that it will not exercise any right or power in respect of the Trust where the sole primary purpose is to avoid any of its obligations under this Agreement:
5.5.1	to change the proper law of the Trust (as to which the consent of the Purchaser shall not be unreasonably withheld or delayed);

5.5.2	to appoint or to remove a trustee of the Trust unless the requirements of paragraph 5.6 relating to the execution of a deed of adherence are complied with;

5.5.3	to wind up the Trust unless the persons who receive on such winding-up an amount of the assets of the Trust required at that time to be retained pursuant to paragraphs 5.2 and 5.3 of this Schedule enter into a deed of adherence undertaking in respect of that amount of such assets in the terms referred to in paragraph 5.6 of this Schedule;

5.5.4	to act in such a way that it would or might be precluded from exercising in full all rights which it may have to indemnity or reimbursement from the assets of the Trust in respect of any liability under this Agreement (including under the Tax Covenant).
5.6	Obligations in respect of New Trustees

The Warrantor undertakes that it will not exercise any right or power which it may have to appoint any person as a trustee of the Trust (a “New Trustee”) unless the New Trustee shall prior to the date of the appointment have delivered to the Purchaser:
5.6.1	a deed of adherence duly executed by the New Trustee containing a direct undertaking in favour of the Purchaser to observe and be bound by the provisions of this Agreement binding on the New Trustee and subject to the provisions of this Agreement (a “Deed of Adherence”); and

5.6.2	(in circumstances where the Trust or the New Trustee is governed by the laws of any jurisdiction outside England and Wales) a written legal opinion from a reputable firm of lawyers in the relevant jurisdiction to the effect that the New Trustee has the requisite power and is duly authorised to execute such Deed of Adherence and that such Deed of Adherence and the relevant obligations under this Agreement will be binding on the New Trustee.
5.7	Restriction on Retirement as Trustee

The Warrantor undertakes with the Purchaser that it will not retire as a Warrantor without first procuring that a New Trustee has been appointed and complied with the obligations in paragraph 5.6 regarding the appointment of New Trustees.

5.8	Release of Retiring Trustee

If the Warrantor retires as a trustee of the Trust in circumstances where the Trust continues in existence with one or more trustees in office who are bound by this Agreement (whether as original Parties or by virtue of the execution of a Deed of Adherence), the retiring trustee shall be released and discharged from all obligations and liabilities under this Agreement in respect of his capacity as a trustee of the Trust with effect from the latest of the following dates:
5.8.1	the date of his retirement as a trustee; and

5.8.2	if he is to be replaced with a New Trustee with effect from his retirement, the date the New Trustee executes a binding and unconditional Deed of Adherence.
5.9	Expiry of Obligations

The obligations of the Warrantor under this paragraph 5 (to the extent they then remain outstanding) shall cease on the later of the sixth anniversary of Completion and the date on which any Claim outstanding on that anniversary has been finally disposed of.

5.10	Actions with Purchaser’s Consent

Nothing in this paragraph 5 shall prohibit any action by the Warrantor with the written consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned.

SCHEDULE 6
Clause 5.1: Warranties by the Purchaser
1.	PRELIMINARY
1.1.1	In this Schedule “the Purchaser” means Mad Catz Interactive, Inc

1.1.2	Save as fairly disclosed by the Purchaser to the Trustee by a disclosure statement in agreed form the Purchaser warrants to and with the Trustee in the terms of the statements in the remaining paragraphs of this Schedule
2.	WARRANTIES

2.1	Incorporation and Status

The Purchaser and each other material operating subsidiary of the Purchaser has been duly incorporated in and is validly existing under the laws of the place of incorporation stated in respect of it below, is in good standing and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business:

Company	Jurisdiction of Incorporation

Mad Catz Interactive. Inc.	Canada

Mad Catz Inc	Delaware

1328158 Ontario Inc	Canada

Mad Catz Europe Limited	England and Wales
2.2	Constitutional Documents

The statutes and by-laws of the Purchaser of which a copy has been provided to the Vendor’s Solicitors is true and complete

2.3	Share Capital

The Purchaser has unlimited shares of common stock, no par value, authorized and 54,873,549 shares issued and outstanding as of September 30, 2007

2.4	Entitlement to Issue of Securities

Other than outstanding employee stock options which relate to a maximum of 6,500,000 shares of common stock and any notes to be issued hereunder, no person has the right (whether now or later and whether absolutely or contingently) to call for the issue of any share or loan capital of the Purchaser and there is no outstanding resolution of the Purchaser for capitalisation of any sum as shares, debentures or other securities nor has the Purchaser agreed to pass such a resolution

2.5	Accounts

The annual consolidated financial statements of the Purchaser set forth in its most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (“SEC”) and the interim consolidated financial statements of the Purchaser set forth in filings with the SEC since the filing of its most recent Annual Report on Form 10-K (a) comply in all material respects with the requirements of the United States Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC, (b) have been prepared in conformity with United States generally accepted accounting principles, and (c) fairly present in all material respects the financial condition of the Purchaser as of the dates stated and the results of operations and cash flows of the Purchaser for the periods then ended in accordance with such practices, subject in the case of quarterly financial statements, to normal, recurring year-end adjustments and the absence of all required notes.

2.6	Insolvency
2.6.1	Winding-Up: No order has been made or petition presented or resolution passed for the winding up, dissolution or liquidation of the Purchaser or any of its subsidiaries; there are no grounds on which any such order or petition could be made or presented and no such resolution is contemplated by the members or any of them

2.6.2	Execution: No distress, execution or other process has been levied on any assets of the Purchaser or any of its subsidiaries

2.6.3	Enforcement of Security: No encumbrancer has taken any step to enforce its security over any assets of the Purchaser or any of its subsidiaries

2.6.4	Protection from Creditors: Neither the Purchaser nor any of its subsidiaries is the subject of any proceedings or court order for protection from its creditors
2.7	Title to Assets

The Purchaser or a wholly-owned subsidiary of the Purchaser is the legal and beneficial owner of all assets included in its financial statements referred to in paragraph 2.5 of this Schedule

2.8	Infringement of Intellectual Property Rights

There is no subsisting claim by any person that the Purchaser or any subsidiary of the Purchaser infringes their intellectual property rights in any way or that the Intellectual Property Rights of the Purchaser or any of its subsidiaries are not enforceable

2.9	Continuance of Intellectual Property Rights

All of the material licences of the Purchaser Group are in full force and effect and no as far as the Purchaser is aware no discussions are underway to terminate any such material license agreement prior to its intended expiration in accordance with its terms

2.10	Authorisations and Approvals

The Purchaser and its subsidiaries each hold all necessary licences, agreements, consents, permits, approvals and authorities (whether public or private) to enable it to carry on its business effectively and without hindrance in the places and in the manner in which such business is now carried on; all the same are valid and subsisting and there is no reason to consider that any of them should be suspended, altered, cancelled or revoked; and the Purchaser and its subsidiaries has each complied in all material respects with all conditions of or imposed by the same

2.11	Absence of Legal Proceedings

Except as disclosed its in most recent Annual Report on Form 10-K filed with the SEC and in filings with the SEC since the filing of its most recent Annual Report on Form 10-K, neither the Purchaser nor its subsidiaries nor any person on its behalf or for whose acts or defaults it is or may be vicariously liable is involved in any litigation or arbitration proceedings or proceedings or hearings (whether civil or criminal) before any court, commission, tribunal, board, investigation, government body or other person; no such litigation, proceedings or hearings are pending by or are threatened against the Purchaser and its subsidiaries and so far as the Vendor is aware there are no facts or matters which might or could give rise to any such

2.12	Public Obligations

Neither the Purchaser nor any of its subsidiaries has received any written notice that it has committed any material breach of or material default under any statute or any regulation having effect under any statute or any court order, decree or other applicable law of any country applicable to the Purchaser or any such subsidiary

2.13	Orders and Judgments

The Purchaser and its subsidiaries are not subject to any order or judgment of any court, tribunal or governmental authority or agency and has not been party to any subsisting undertaking or assurance given to any of the same

2.14	Public body investigations

Neither the Purchaser nor any subsidiary of the Purchaser is the subject of any formal enquiry, investigation, audit or similar activity from any regulatory or public authority

2.15	Payment of Taxes

All Tax for which the Purchaser or any subsidiary of the Purchaser is liable and which has fallen due for payment has been paid

2.16	Purchaser Claim Understanding

The Purchaser has not recognised (which the parties agree to require that the executive officers of the Purchaser have actual substantiated knowledge of the same) any matter as a breach of the Warranties or as giving rise to a Claim or potential Claim under the Tax Covenant and in respect of which, in either case, the Purchaser has considered making a Claim

SIGNED BY	)	/s/ Werner Schweiter
	)	Werner Schweiter
for and on behalf of	)
GUYMONT SERVICES SA	)
in the presence of:	)	/s/ Marina Schlegel
Marina Schlegel

Witness Signature:

Name:

Address:

Occupation:

SIGNED BY	)	/s/ Darren Richardson
	)	Darren Richardson
for and on behalf of MAD	)
CATZ INTERACTIVE, INC.	)
in the presence of:	)

Witness Signature:	/s/ E W Hughes

Name:	Eleri Hughes

Address:	Carmelite
50 Victoria Embankment
Blackfriars
London

Occupation:	Solicitor